Filed Pursuant to Rule 424(b)(5)
Registration No. 333-253866

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 16, 2021)

ORIGIN AGRITECH LIMITED

Up to $10,000,000 of Ordinary Shares

14,245 Ordinary Shares

We have entered into an Equity Purchase Agreement with Oasis Capital, LLC, or Oasis, for the sale to Oasis of up to $10,000,000 of our ordinary shares, no par value (“Shares”). These shares will be sold in accordance with the terms and limitations of the Equity Purchase Agreement from time to time. We have also agreed to sell 14,245 ordinary shares also being sold to Oasis as of the date of this prospectus supplement.

Our Ordinary Shares trade on the NASDAQ Capital Market under the symbol “SEED.” On May 20, 2021, the last reported sale price per share of our Ordinary Shares was $10.53.

We are selling the securities under this prospectus supplement on a “self-sell basis” in a negotiated transaction between Origin Agritech Limited (“Company”) and Oasis arranged through the efforts of our Chief Executive Officer and the principal of Oasis, without the services of any finder, private placement agent, underwriter or broker/dealer. Oasis has been an investor in the Company prior to the investment described in this prospectus supplement.

This prospectus supplement relates to the sale of an aggregate of $10,150,000 of securities that are registered pursuant to the registration statement of which it is a part, covering the sale up to $25,000,000 in total value of ordinary shares and warrants.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” commencing on page S-5 of this prospectus supplement and the accompanying base prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 21, 2021

TABLE OF CONTENTS

Prospectus Supplement

Base Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Each time we conduct an offering to sell securities under the accompanying base prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. This prospectus supplement describes the specific details regarding this offering and may add, update or change information contained in the accompanying base prospectus. The base prospectus, dated March 16, 2021, including the documents incorporated by reference therein, provides general information about us and our securities, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering. This prospectus supplement and the accompanying base prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making offers to sell or solicitations to buy our ordinary shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference with an earlier date, you should rely on this prospectus supplement. This prospectus supplement, together with the base prospectus, the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have provided for use in connection with this offering, include all material information relating to this offering. We have not authorized anyone to provide you with different or additional information and you must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying base prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus and any free writing prospectus we have provided for use in connection with this offering is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this prospectus supplement, the accompanying base prospectus and the information and documents incorporated herein by reference herein and therein, as well as any free writing prospectus we have provided for use in connection with this offering, before making an investment decision. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus supplement and in the accompanying base prospectus.

This prospectus supplement and the accompanying base prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents, some of which have been filed or will be filed and incorporated by reference herein. See “Where You Can Find More Information” in this prospectus supplement. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus supplement or the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus supplement and the accompanying base prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on Company-sponsored studies, independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying base prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

“we,” “us,” “our Company,” “the Company,” “our” or “Origin” refers to Origin Agritech Limited, a company limited by shares registered with limited liability under the BVI Business Companies Act (as amended), its predecessor entities and its wholly and partially owned subsidiaries;

all references to “$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States; all references to “RMB” refer to the legal currency of the Peoples’ Republic of China; and

“Ordinary Shares” refers to the authorized ordinary shares, no par value, of Origin Agritech Limited.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus summary highlights information contained elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus supplement and the accompanying base prospectus carefully, including the section entitled “Risk Factors” beginning on page S-5 and our financial statements and the related notes and the other information incorporated by reference into this prospectus supplement and the accompanying base prospectus, before making an investment decision.

Company Overview

The Company, along with its wholly and partially owned subsidiaries, operates in the Peoples’ Republic of China, the PRC or China, and it is focused on agricultural biotechnology and development of an agricultural oriented e-commerce platform. Our seed research and development activities specialize in crop seed breeding and genetic improvement. The proposed e-commerce activities are about developing a platform to deliver agricultural products to farmers in the PRC via online and mobile ordering and tracking the source of the agricultural products via blockchain technologies. The Company believes that it has built a solid capacity for seed breeding technologies, including marker-assisted breeding and doubled haploids technologies. The Company believes that with its rich germplasm resources, it will become a significant seed technology company in the PRC. With the developmental changes occurring in rural China and its strong brand in that market, we believe the Company in time can establish a successful e-commerce platform for farmers in rural China.

We built an agricultural biotechnology research center in 2005 and have been leading the development of biotechnology among crop seed companies in the PRC since then. We have established plant genetic engineering technology platforms, including transforming herbicide tolerance, insect resistance, nitrogen utilization efficiency, and drought stress tolerance traits into corn inbred lines. Of note, during the past years we made significant strides in developing our exclusive herbicide tolerance, insect resistance and phytase products. In November 2009, our genetically modified phytase corn received the Bio-Safety Certificate from China’s Ministry of Agriculture and Rural Affairs (“MARA”). This was the world’s first genetically modified phytase corn and also the first genetically modified corn seed product in China. The certificate was renewed by the MARA in January 2015. We are pursuing the approval of other GM seed products in China, including glyphosate tolerant corn and insect resistant corn. We believe we have established a substantial seed product and germplasm pipeline.

Through the subsidiary Xinjiang Origin, the Company maintains its “Green Pass” status, providing the Company with the competitive advantage of introducing new hybrid varieties to the Chinese market under an expedited government approval process.

We seek to utilize China’s emerging technology base for our future development. In particular, from time to time, we enter cooperative agreements with publicly funded research institutes in China. Under these agreements we receive various rights, which may be exclusive rights, to market seeds developed by these institutions. We believe that these cooperative agreements allow us to access new products without expending substantial costs for our own research and development. We have a commercial licensing agreement with DuPont Pioneer, the advanced seed and genetic business of DuPont, to jointly develop new seeds for the PRC market. We also have a commercial license and collaboration agreement with KWS SAAT SE (“KWS”), a global seed company active in the business of maize, sugar beet and cereal seed production and marketing, as well as research and development in plant breeding.

In December, 2019, MARA announced a list of GM traits, including two corn traits, that were awarded biosafety certificates. This signifies the potential commercialization of GM corn technologies in the PRC. Our double stacked Bt and GT genes are currently in the process of being reviewed by the MARA for biosafety certificates. In September, 2020, the Standard Testing Method and Procedures of the Company's two GM corn seed traits were approved in a newly published National Standards Catalog by MARA. The traits that received the National Testing Standard approval are GH5112E-117C, the Company’s double stack of insect resistance and herbicide tolerance corn and G1105E-823, the Company’s herbicide tolerant corn. As part of the approval process, the traits were tested and reviewed by third-party institutes appointed by the MARA. This method will be the national standard for testing procedures for these traits in future variety development and commercialization.

During our third fiscal quarter of 2020, the Company was awarded an RMB6.5 million (US$0.95 million) grant from MARA for the successful evaluation of the effects of two of its GMO corn traits, GH5112E-117C and G1105E-823. The MARA's grant program was established to award achievement in agricultural technology innovation and to speed up the technology's applications in agriculture production. The Company believes that the grant award of Origin's two GM traits not only validates the success of our past research efforts but also shows the government's support of GM research and product development in China.

Corporate Information

Origin was incorporated in the British Virgin Islands on February 10, 2005, and is governed by the BVI Business Companies Act, 2004, or BCA, by re-registration on July 10, 2006.

Chardan China Acquisition Corp., the predecessor of Origin, was a blank check company organized as a corporation under the laws of the State of Delaware on December 5, 2003. It was formed for the purpose of effecting a business combination with a company or companies having operations based in China. In February 2005, Chardan China Acquisition Corp. re-domesticated and continued as a British Virgin Islands company, and then it acquired the PRC operations the Company, by effecting an acquisition of State Harvest Holding Inc., a British Virgin Islands company that was the owner of the PRC operations. As part of the acquisition, the parent company was renamed “Origin Agritech Limited,” referred to herein as Origin.

Our ordinary shares, have traded on the Nasdaq Capital Market since June 5, 2019. Prior to trading on that market, our ordinary shares were traded on the Nasdaq Global Market from November 8, 2005 to June 25, 2007, and the Nasdaq Global Select Market from June 26, 2007 to June 4, 2019.

Our principal executive offices are located at No. 21 Sheng Ming Yuan Road, Changping District, Beijing 102206, China, and our telephone number is (86-10) 5890-7588.

History of Recent Corporate Transition

In September 2016, as part of a corporate re-focusing, we entered into a Master Transaction Agreement, along with our controlled companies Beijing Origin Seed Limited (“Beijing Origin”), Denong Zhengcheng Seed Limited (“Denong”), Changchun Origin Seed Technology Development Limited, (“Changchun Origin”), Linze Origin Seed Limited (“Linze Origin”), with Beijing Shihui Agricultural Development Co. Ltd., a company incorporated under the Laws of the PRC (“Shihui”), to sell our commercial seed production and distribution assets and certain other assets in the PRC to Shihui (the “Sale”). In 2018, we closed the first phase of the Master Transaction Agreement and sold the subsidiaries Denong, Changchun Origin and Linze Origin. We terminated the second phase of the Master Transaction Agreement and retained our commercial seed business under Beijing Origin along with the headquarters building in Beijing. Retaining the commercial seed business under Beijing Origin, we continued our recognized seed development capabilities, and our brand equity in the agriculture.

During 2018 and 2019, we entered into six regional joint ventures for seed distribution business. This is part of our long-term strategy to operate these distribution businesses under an e-commerce platform. These joint ventures include: Hubei Aoyu, Anhui Aoyu in Anhui province, Xuzhou Aoyu in Jiangsu province, Shandong Aoyu in Shandong province and Henan Aoyu in Henan province. In September, 2019, we entered into a new joint venture Shandong Aoruixinong, which will replace Shandong Aoyu in Shandong province for the seed distribution business. Origin holds 50% of equity in Anhui Aoyu and 51% of equity in the other five joint ventures. The remaining equity interests in those joint ventures are held by local distributors. Origin owns these six joint ventures through State Harvest.

In 2019, the Company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of the Changping District of Beijing City, PRC. Under this agreement, BC-TID and the Company plan to form a new entity, of which 51% and 49% of equity interests are owned by BC-TID and the Company, respectively. Beijing Origin plans to contribute the headquarters building in Beijing and certain of its seed technology assets related to genetically modified seeds to the new entity. As of February 1, 2021, BC-TID has invested a total of RMB137.7 million ($20.2 million) as part of the agreement. The deal documents have been completed by both Origin and BC-TID and have been submitted to government officials for final approval. The cash amount was used to repay the bank loan of the Company on the headquarters building and provide working capital. As part of the agreement, the Company transferred its seed business of Beijing Origin, a VIE, to Beijing Origin State Harvest Biotechnology Limited (Origin Biotechnology), which is the Company's wholly owned entity in China.

The Offering

The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying base prospectus. For a more complete description of the terms of our ordinary shares, see “Description of the Ordinary Shares We May Offer” in the accompanying base prospectus.

Ordinary shares offered by us	Ordinary shares having an aggregate offering price of up to $10,000,000 and 14,245 additional ordinary shares. The shares underlying the $10,000,000 will be sold from time to time to Oasis, and the 14,245 additional ordinary shares will be sold and issued contemporaneously with the filing of this prospectus.

Sale price	6% discount to the Market Price. “Market Price” is defined under the Agreement as the lowest VWAP on NASDAQ (the principal market) for any trading day during the five trading days immediately following the put date. Please see the section titled “Plan of Sale”. In no event, however can the price Market Price be less than $5.00 per share.

Sale amount per notice	Each sale notice minimum will be $25,000 in value and the maximum in value amount will be $1,500,000 or 10% of the average shares traded for the 10 days prior to the date of the notice.

Ordinary shares outstanding as of the commencement of this sale	5,687,133 ordinary shares.

Ordinary shares to be outstanding after this sale	Up to 6,651,046 ordinary shares assuming sales of 949,668 ordinary shares, which is based on assumed sales of all $10,000,000 of our ordinary shares under the Equity Purchase Agreement, at an assumed offering price of $10.53 per share, which was the last reported sale price of an ordinary share on NASDAQ on May 20, 2021. The actual number of shares issued will vary depending on the sales price under the terms of the Equity Purchase Agreement.

Plan of sale	The shares will be sold to Oasis, from time to time, at such times as the Company elects to give a placement notice to Oasis, subject to certain limitations applicable to each put and certain other conditions. Once the Company gives a placement notice and the conditions of the Equity Purchase Agreement are met, Oasis is committed to purchase the ordinary shares indicated in the placement notice.

Use of proceeds	The $10,000,000 gross proceeds will be used for working capital.

Risk factors	Investing in our securities involves a high degree of risk. These risks include all of the risks typically relating to a developing company, including our ability to implement our business strategy, develop our seed products and engage in their distribution and licensing, obtaining GM approvals and acceptance of GM products, compete with other Chinese and international seed companies which have more product offerings, have substantial reputations and strong capitalizations, protect our proprietary rights, raise capital when needed at rates and terms that are acceptable, the volatility and volume levels at which are Ordinary Shares trade, our overall financial results that have fluctuated, and our accumulated losses.

NASDAQ Capital Market symbol	“SEED”

The number of Ordinary Shares expected to be outstanding after this sale of all the shares that may be sold under the Equity Purchase Agreement is based on 5,687,133 ordinary shares outstanding as of May 20, 2021, and excludes shares underlying outstanding warrants for the purchase of 1,000,000 ordinary shares and ordinary shares that are or may be outstanding pursuant to the performance equity plans of the Company.

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. Before purchasing our ordinary shares, you should read and consider carefully the following risk factors as well as all other information contained and incorporated by reference in this prospectus supplement and the accompanying base prospectus, including our consolidated financial statements and the related notes. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our ordinary shares. There may be additional risks that we do not presently know of or that we currently believe are immaterial, which could also impair our business and financial position. If any of the events described below were to occur, our financial condition, our ability to access capital resources, our results of operations and/or our future growth prospects could be materially and adversely affected and the market price of our ordinary shares could decline. As a result, you could lose some or all of any investment you may make in our ordinary shares.

Risks Related to Our Business

We have six regional joint venture companies for our seed distribution business; These companies may not be able to perform as we expected.

We have six regional joint venture companies for our seed distribution business.. The Company has stock positions of 51% or 50% in these joint ventures. Most of the joint venture partners were the Company’s regional distributors. We also plan on using these joint venture partners for e-commerce distribution. As this is a new business model for the Company and our joint venture partners are engaging with the Company differently than before, no assurance can be given that the joint ventures will perform as well as we expect, which could impact the overall performance of the Company.

Asset sale of Zhengzhou branch of the Company may impact long term business performance.

The Company, in 2019, sold the seed distribution facilities of its Zhengzhou branch. The transaction is still being completed, including the need to consummate the title transfer. Although management believes the sale of these facilities should not impact the long term operations and performance of the Company’s current seed business, it is possible that this sale and resulting changes in the Company operations may have an impact on the ongoing business. If there is an adverse impact, we would expect it to also have an impact on our financial position.

If we do not manage our ongoing operations successfully, our growth and chances for profitability will be hindered or impeded.

Our Company engages in corn seed research and development, deploying our biotechnology assets, and developing an agribusiness e-commerce platform. We plan to continue our seed research and development activities, with a view to licensing our seed traits and seed germplasm characteristics and performing contract research and development services. We also plan to further develop an agribusiness e-commerce platform oriented towards the rural China market. All these many and varied activities will require substantial initial investment and are expected to require additional demands on our corporate administrative, operational and human resources and on our cash assets. Our current resources are not likely to be fully adequate to support our longer term planned operations and expansion.

Our independent auditors have issued their reports with a going concern statement.

The reports on our financial statements for the fiscal years ended September 30, 2018, 2019 and 2020, included in the Annual Report on Form 20-F, contain a going concern statement. During fiscal year 2020 and the early part of fiscal year 2021, we raised capital through the sale of our ordinary shares under an at-the-market arrangement. Notwithstanding this additional capital, based on our financial resources and our planned operations we will need to obtain a substantial amount of capital to continue our business as planned, for which we do not have any long term arrangements, and/or generate increased revenue from operations to cover our expenses, of which we cannot be certain. If we are unable to fund our operations, we may have to curtail substantial parts of our business operations or cease our business operations. Investors should evaluate their investment in the Company based on these financial uncertainties.

Our seed biotechnology joint venture formed with BC-TID may not perform as well as we expected.

In 2019, the Company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of Changping District of Beijing City. As of February 1, 2021, BC-TID has invested a total of RMB137.7 million ($20.2 million) as part of the agreement. The deal documents have been completed by both Origin and BC-TID and have been submitted to government officials for final approval. While we believe the seed biotechnology joint venture formed with BC-TID could give the Company a new starting ground for potential growth when the Chinese authorities open up the genetically modified corn commercialization, the new joint venture to be formed may not perform as well as we expected and, as a result, could impact the Company’s financial performance. We may not profit from the joint venture as hoped for.

The successful development and commercialization of our biotech pipeline of products will be important for our growth.

We continue to focus our seed business on biotechnology development in the seed industry. We conduct our own research and development efforts for genetically modified seeds, referred to as GM. We also collaborate with the Chinese Academy of Agricultural Science, China Agricultural University, and Zhejiang University in the PRC under various agreements for seed genetic modifications and other seed biotechnologies that give us the right to market the seeds and technologies they develop. We also seek other development and marketing arrangements with other entities in China and elsewhere. The length of time and the risk associated with seed breeding and biotech pipelines are similar and interlinked because both are required as a package for commercial success in markets where biotech traits are approved for growers. Regulatory requirements affect the development of our biotech products, including the GM crop testing of seeds containing the biotech traits. If we do not meet the regulatory requirements, our business and results of operations will be adversely affected. The testing procedures can be lengthy and costly, with no guarantee of success. It could have an adverse effect on our operations if our genetically modified products are unable to pass the safety evaluation for genetically modified agricultural organisms.

The potential uncertainty in the government regulation in China of genetic technology and genetically modified, or GM, agricultural products and the acceptance of these products by the public could have an adverse effect on our business.

Genetically modified seed products are controversial; thus genetic modification has not yet been accepted in many countries throughout the world. The Chinese government has only recently begun to issue GM crop safety certificates for eventual commercial cultivation of GM seeds. Consumer reaction to GM products is also becoming a factor in the overall approval process and the ability of companies, such as ours, to sell or license our GM products. Food related GM products have had limited approvals in China, and Chinese consumers continue to be reluctant to embrace GM food products and food using GM products in production. The relative novelty and the potential uncertainty in the government regulation of genetic technology and ultimate consumer acceptance will have an effect on our business development strategy and research activities and may cause us to re-evaluate our development programs for developing new seeds.

The government may not approve or may limit commercialization of genetically modified corn products, which could have an adverse impact on the future of the company.

Even though we believe biotechnology is important in agricultural applications and the Chinese government has supported and approved some uses of genetically modified seeds, we cannot predict whether or when the government will approve the full commercialization of GM seeds, including genetically modified corn. We have received a research grant related to our GM research, which we believe demonstrates support for at least some GM seed use in the future. Notwithstanding expressions of government support, it is still possible that the government may not approve the full commercialization of GM seeds, including GM corn, and it may even ultimately conclude to limit or ban commercialization and/or research relating to genetically modified corn and other seed products. Local governments in China may also seek to evaluate GM seed products and issue their own interpretations and regulations. Any of these actions could have an adverse impact on our future development, and we would not be able to recover our research and development costs spent in developing biotechnology products.

Any sales or operations outside China will be subject to foreign regulatory and legislative requirements, and it will be costly to comply with those regulatory requirements. If we are unable to meet these requirements, we will not be able to distribute our products.

Foreign regulatory and legislative requirements will impact the development and distribution of our seed products in the global market. Certain markets require rigorous testing and pre-approval prior to a market release of the GM seeds. For example, prior to the entry into the United States market, importers of non-United States seeds will need to obtain regulatory approval from various federal and state governmental agencies. The United States Department of Agriculture has to determine if there are any “plant pest” issues with the specific crop and traits. Further, some products may have to be submitted to the US Environmental Protection Agency (the “EPA”) to determine if there are any pesticide-related traits that are subject to regulation. There may also have to be submitted a Microbial Commercial Activity Notice (MCAN) to the EPA, which includes detailed information describing the seed’s characteristics and genetic construction, health and environmental effects, and other data, before GM seeds can be used in the United States for commercial purposes. Finally, even if a seed product has the required certificates and permits, there will be continuous Food and Drug Administration (“FDA”) regulation compliance about food safety, which place responsibility on the seed producer to assure the safety of the GM seed in the food chain and proof that GM crop seeds are “substantially equivalent” to non-modified versions of the seed. In the United States, there is also substantive state regulations applying to seeds: for example, some states have required specific labeling, banned planting and cultivation, and imposed additional certification requirements for use of GM seeds. These types of central and local government regulation and restrictions exist in many other countries around the world.

Obtaining and maintaining permits and certificates for production and sales, and obtaining and maintaining testing, planting and import approvals for our GM seeds, can be time-consuming and costly, with no guarantee of success. In addition, regulatory and legislative requirements may change over time which may affect sales and profitability in those markets. The failure to receive necessary permits or approvals could have long-term effects on our ability to enter into foreign markets.

It may take us a long time to generate revenue from our agribusiness e-commerce platform.

Although we believe we can utilize our experience in seed distribution, our rural China customer base, and our strong brand name in the e-commerce marketplace, there is no guarantee that we can successfully develop and launch the e-commerce platform. And even as it is launched, there is no assurance that the e-commerce platform will be widely used and will become profitable. Furthermore, our prior experience in seed distribution was largely via traditional sale methods and our previous customer base may not be willing to try our e-commerce platform. To ultimately attract and retain customers, we may need to price aggressively to gain market share or remain competitive in new categories. We anticipate requiring substantial capital input to be able to launch and run the intended e-commerce platform. It may be difficult for us to achieve profitability in the new product categories and our profit margin, if any, may be lower than we anticipated, which would adversely affect our overall profitability and results of operations.

We believe that sales of our products through an e-commerce platform will depend on our joint partnership with third parties.

We anticipate that for our e-commerce platform to be successful, it will have to provide a wide range of product offerings, such as agricultural seed products (e.g., corn seeds, rice seeds, and vegetable seeds), other agricultural inputs (e.g., fertilizers and agricultural chemicals), foods, household products, and other consumer products. Other than some of the seed products, we do not plan to produce the products we intend to sell on an e-commerce platform. Rather, we will rely on products provided by unrelated suppliers. Because we are a new player in e-commerce and have not built up a customer base yet, we may not have much purchasing power and may not be able to negotiate especially favorable terms with suppliers. We may not be able to obtain the range of products we believe necessary to make any e-commerce platform attractive to users. Therefore, our margins may be less than expected and our supply of products less certain.

Furthermore, we are not familiar with the non-seed products we are intending to sell on the platform, and it may also make it more difficult for us to inspect and control quality of those products being sold on the platform. We may receive more customer complaints about the products we are not familiar with and face costly product returns or product liability claims as a result of selling them, which would harm our brand and reputation as well as our financial performance.

We are dependent on our relationships with our strategic partners for joint venture development.

The success of our overall development plans for our intended e-commerce platform depends on our relationships with our joint venture partners. We believe partnering with local distributors using a joint-venture structure will provide incentives for local distributors to prioritize our customers’ needs and orders and will ensure our customers’ orders will be fulfilled efficiently and effectively. We, however, cannot assure you that we will satisfy the conditions required to maintain these relationships, and we also cannot assure you that whether the local distributor partners will be able to meet the needs of our customers or grow effectively meet the development objectives of the joint ventures.

Joint ventures, partnerships, and companies with which we will engage for various aspects of our business present a number of challenges that could have a material adverse effect on our business and results of operations and cash flows.

We developed six joint ventures in China for our seed development business and, as part of our business strategy, we may enter into other joint ventures or similar transactions. These transactions typically involve a number of risks and present financial, managerial and operational challenges, including the existence of unknown potential disputes, liabilities or contingencies that arise after entering into the joint venture related to the counterparties to such joint ventures We could experience financial or other setbacks if transactions encounter unanticipated problems due to challenges, including problems related to execution or integration. Any of these risks could reduce our revenues or increase our expenses, which could adversely affect our results of operations and cash flows.

We are relying heavily on our partners and the local distributors to establish and operate the e-commerce platform.

We have little experience in e-commerce platform development, blockchain technology and agricultural businesses other than the development and distribution of seeds. To successfully establish an e-commerce platform, in addition to capital input, we will need our partners’ help in a number of other areas, such as user traffic acquisition, advertising, technology, social graphs and IT infrastructure. While we can benefit from our partners’ experience in building platforms, connecting e-commerce with social networks and blockchain technologies and new agricultural distribution businesses, our success is reliant on our partners willingness to develop and maintain aspects of the platform for us. In the event that we cannot maintain our cooperative relationships with our joint venture partners on terms favorable to us or at all, we will need to source other business partners to provide services such as distribution channels, promotion services, as well as IT and payment services, and we may lose access to key strategic assets, which could result in material and adverse effects on our business and results of operations.

If we fail to keep up with industry trends or technological developments, our business, results of operations and financial condition may be materially and adversely affected.

The e-commerce industry is rapidly evolving and subject to continuous technological and market preference changes. Our success in this business area will depend on our ability to keep up with the changes in technology and user behavior resulting from new developments and innovations. For example, we believe use of blockchain technology to track the origin and distribution of seeds is an effective way to combat fake seeds and intellectual property infringement issues related to the seeds but our competitors may be able to develop better technologies to solve the same problem. Technological innovations may also require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. We cannot assure that we can obtain financing to cover such expenditure. If we fail to adapt our products and services to such changes in an effective and timely manner, we may suffer from decreased user traffic and user base, which, in turn, could materially and adversely affect our business, financial condition and results of operations.

We plan to operate in the evolving e-commerce market.

Many elements of our business are unique, evolving and relatively unproven. Some aspects of our business and prospects depend on the continuing development and growth of e-commerce in China as well as the expansion of the 4G communication network in rural China, and the continuing modernization of rural logistics system, which are affected by numerous factors and not within our control. Furthermore, product quality, user experience, technological innovations, development of internet and internet-based services, and the regulatory environment and macroeconomic environment are also important factors that affect our business and prospects. The markets for our products, in particular our genetically modified seeds, are relatively new and rapidly developing and are subject to significant challenges. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the e-commerce industry, particularly in the use e-commerce platforms in rural China, rapid technological evolution, continued shifts in customer demands, frequent introductions of new products and services and constant emergence of new industry standards and practices. Developing and integrating products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve. If we cannot successfully introduce our e-commerce platform to rural China or maintain and grow our customer base once the platform is launched, our business, financial condition and results of operation may be materially and adversely affected.

The laws and regulations in China regarding internet services, e-commerce and data privacy are still under development. For example, China proposed in October 2020 a comprehensive personal data protection law in large part based on the European Union General Data Protection Regulation. In addition, there are provisions in the General Principles of Civil Law, Tort Liability Law and the PRC Cybersecurity Law that also apply to e-commerce and data privacy. The current Decisions and current law and the new laws will impose additional compliance requirements related to the communication, storage and automation of our data and that of our customers. Complying with such requirements could cause us to incur substantial expenses or require us to alter or change our practices in a manner that could harm our business. The failure to comply with these laws carry substantial fines.

The degree of public acceptance or perceived public acceptance of our biotechnology products can affect our operations.

Although all genetically modified products must go through rigorous testing, some opponents of the technology consistently attempt to raise public concern about the potential for adverse effects of genetically modified seed products on human or animal health, other plants and the environment. The potential for the adventitious presence of commercial biotechnology traits in conventional seed, or in the grain or products produced from conventional or organic crops, is another factor that could affect the public’s acceptance of these traits. Public concern can affect the timing of, and whether we are able to obtain, government approvals. Even after approvals are granted, public concern may lead to increased regulation or legislation, which could affect our business and operations, and may adversely affect sales of our products to farmers, due to their concerns about available markets for the sale of crops or other products derived from biotechnology.

The areas of our current business and the businesses we plan to develop are very competitive both in China and throughout the rest of the world.

All levels of the seed development, marketing and distribution business is very competitive. We face China based competition from many seed producers who deploy both traditional seed development methods and more advanced technologically oriented seed producers. Increasingly, foreign seed producers are entering the China market with their seed products, which also include GM seeds. Pricing of seed products, which favor the less expensive traditional seeds, is also an issue for those producers of technologically advanced seeds and GM seeds, such as us.

In the other sectors of our business plan, we face competition from companies engaged in the similar businesses of e-commerce and businesses offering blockchain solutions for market segments. As we are at the earlier stages of developing these businesses in respect of our products and offerings, we cannot fully assess the level of competition that we will face in our markets. Nonetheless, we believe we will be facing competition on the basis of pricing, efficiency of providing service and responding to market demands. To the extent we are uncompetitive, our business will be adversely affected and our financial results negatively impacted.

The global competition in biotechnology will affect our business.

We believe we are a leader in biotechnology in China since we have been conducting our proprietary biotechnology research program for many years and have an internal biotech research center. However, as multinational corporations engaged in the crop seed business expand into the agricultural market in China, we anticipate that they will have a greater portfolio of seed products and more advanced technologies than us. Major multinational competitors have a long history in the research and commercialization of their products, sophisticated marketing capabilities, and strong intellectual property estates, all of which may give them competitive advantage over us. Any of these competitive advantages could cause our existing or future products to become less competitive or outdated, and adversely affect our product acceptance in the market place and our results of operations.

We face significant international competition in the GM seed market and the competition may affect our overall sales.

The GM seed market outside China is highly competitive, dominated by a limited number of major, multi-national companies. Compared to us, these companies have greater experience of the GM market and substantially greater resources in the research and development of plant biotechnology. These companies also have substantial production facilities for crop seeds. In addition, they have established market presence, have obtained patent protection in some instances for different seeds, and have built up their brand reputation and distribution networks globally. For example, in the United States Monsanto Company and E.I. DuPont de Nemours and Company (Pioneer), dominate the GM corn seed market with approximately 70% of that market. These companies’ extensive GM portfolio of seeds and their success in developing new traits in the seeds could render our existing products less competitive, including within the China markets, resulting in reduced sales and licensing opportunities compared to our expectations.

We may not be able to maintain our market advantage by improving our GM seeds to fit the needs of the market.

GM seeds varieties need to be improved and altered over a relatively short time frame because the weeds and insects develop resistance to herbicides and pesticides, which often renders the benefits of a particular GM traits less effective. GM seeds need to be altered to tolerate higher doses and/or new varieties of herbicides and pesticides and other farming practices. If our GM seed portfolio does not keep pace with these changes or goes in a direction that is not effective in the market, our position in the market would be adversely impacted. Alternatively, we believe that this characteristic of GM seeds gives us an opportunity to introduce our products into various seed markets needing new varieties. We will be required to continue to invest in new research to develop our portfolio of GM seeds so that our GM seeds can adapt to new herbicides and pesticides and differing soil, weather and growing conditions.

We have a relatively short operating history in the field of biotechnology research and our business is subject to the risks of any developing enterprise, any one of which could limit our growth and our product and market development.

It continues to be difficult to predict how our continuing seed business and our plans to enter the e-commerce business will develop over the long term. Accordingly, we are still facing all of the risks and uncertainties encountered by companies in the earlier stages of development, such as:

•	uncertain and continued market acceptance for our product extensions and our services;

•	evolving nature of the crop seed industry in the PRC, which is marked by seed company consolidation, changing aspects of government subsidies to farmers and becoming more limited, over production of crop seeds, and less adherence to the qualities of branded seeds, among other things;

•	highly competitive conditions from both other branded seeds and unbranded seeds and changing customer preferences or needs that will harm sales of our products;

•	the competitive landscape of e-commerce in the PRC and the evolving use of e-commerce by the Chinese population and their needs and preferences;

•	maintaining our competitive position in the PRC and competing with Chinese and international companies, many of which have longer operating histories and greater resources than us;

•	the aging technology of our seed products that do not reflect current agricultural and farmer needs and the continual need to develop new seed products;

•	the cost of our products compared to other sources of seeds for the same crop types;

•	maintaining our current licensing arrangements and entering into new ones to expand our product offerings in both our domestic market and sought after international markets;

•	using a joint venture model for our continuing business where we maintain only a simple majority stake;

•	continuing to offer commercially successful products to attract and retain a larger base of direct customers and ultimate users;

•	continuing our existing arrangements with farms that grow our crop seed products and entering into new arrangements with additional production farms;

•	maintaining effective control of our costs and expenses; and

•	retaining our management and skilled technical staff and recruiting additional key employees.

If we are not able to meet the challenges of our businesses and managing our business plan, the likely result will be slowed growth, lower margins, additional operational costs and lower income, any of which will affect shareholder value.

Any diversion of management attention to matters related to corporate reorganization or any delays or difficulties encountered in connection with changing operations may have an adverse effect on our core business, results of operations, and/or financial condition.

Corporate reorganization and transformation activities present challenges, including geographical coordination, personnel integration and retention of key management personnel, system integration and the unification of corporate culture. These efforts generally divert management attention from our core business, cause a temporary interruption of or loss of momentum in our business and the loss of key personnel from the acquired companies. In addition, any proposed acquisitions and corporate reorganization activities will cause us to incur substantial costs, none of which are generally recoverable.

From time to time we must evaluate whether or not to discontinue a line of business or an expansion effort, which if discontinued could have an adverse impact on our financial position.

From time to time we evaluate whether or not to continue a particular line of business or an expansion effort. In the past we implemented restructuring programs to eliminate our activities in agricultural chemicals and cotton seed development, sales centers, seed distribution and other unprofitable activities. Whenever a company undertakes to discontinue a line of business, there are expenses associated with the sale or closing of those related operations, which are reflected in the accounting for discontinued operations. The actual and accounting costs for discontinued operations may have an adverse effect on the financial position of the company in the period of discontinuance, which may result in an adverse market reaction and decline in our stock price.

We or our licensors may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us or our licensors, may materially disrupt our business.

We cannot be certain that our licensed or self-developed proprietary seed products and any other intellectual property that we develop or use do not or will not infringe the intellectual property rights held by third parties. We, or any of our licensors, may be subject to legal proceedings and claims from time to time related to the intellectual property of others. If we, or any of our licensors, are found to have violated the intellectual property rights of others, we may be required to pay damages and be enjoined from using such intellectual property, and we may incur new or additional licensing fees if we wish to continue using the infringing products, or be forced to develop or license alternative products. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit.

Efforts to protect our intellectual property rights and to defend against claims can increase our costs and may not always succeed. Any failures could adversely affect our sales and results of operations or restrict our ability to conduct our business.

Intellectual property rights are important to our business. In our experience, the seed markets in China have substantial counterfeiting, and we believe many other kinds of agricultural products also are subject to counterfeiting. Overall, we plan to obtain and protect our intellectual property rights and those to which we have intellectual property rights of use and distribution. However, we may be unable to obtain protection for our intellectual property. Even if protection is obtained, competitors, growers or others in the chain of commerce may raise legal challenges to our rights or illegally infringe our rights, including through means that may be difficult to prevent, detect or defend. In addition, because of the rapid pace of technological change and the confidentiality of patent applications in some jurisdictions, competitors may be issued patents from applications that were unknown to us prior to issuance. These patents could reduce the value of our commercial or pipeline products and services or, to the extent they cover key technologies on which we have unknowingly relied, require that we obtain licenses at a financial cost to us or cease using the technology, no matter how valuable the patents may be to our business. We cannot assure you that we would be able to obtain such licenses on acceptable terms. Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. There is a risk that the outcome of such potential litigation may not be in our favor. Such litigation may be costly and may divert management attention as well as consume other resources which could otherwise be devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs due to lack of this kind of insurance being available in China, and we would have to bear all the costs arising from such litigation to the extent we are unable to recover such costs from other parties. The occurrence of any of the foregoing may harm our business, results of operations and financial condition.

Intellectual property protection is still a developing legal sector in China. Implementation of PRC intellectual property-related laws has historically been lacking, primarily because of the ambiguities in the PRC laws and the difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as they are in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property. The increase in counterfeiting seed products in the market is also affecting the sales of our products.

Failure to develop and market new products could impact the Company’s competitive position and have an adverse effect on the Company’s financial results.

The Company’s operating results will depend on our ability to renew our pipeline of new seed products and to bring those products to the market. This ability could be adversely affected by difficulties or delays in product development such as the inability to identify viable new products, greater than anticipated development costs, technical difficulties, regulatory obstacles, competition, lack of demand, insufficient intellectual property protection, or lack of market acceptance of new products and services. Due to the lengthy development process, technological challenges and intense competition, there can be no assurance that any of the products the Company is currently developing, or could begin to develop in the future, will achieve substantial commercial success. Consequently, if we are not able to fund our research and development activities and deliver new products to the markets we serve on a timely basis, our growth and operations will be harmed. In addition, sales of the Company’s new products could cannibalize sales of some of its current products, offsetting the benefit of even a successful product introduction.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

The performance of our seeds depends on climate, geographical areas, cultivation method, farmers’ degree of knowledge and other factors in addition to genetic traits and the quality of our seeds. Natural disasters may also affect the performance of our seeds, particularly when farmers are not able to timely and effectively respond to those disasters. Furthermore, the cultivability of some farmland is deteriorating because of toxic and hazardous materials resulting from farmers’ overuse of chemical herbicides and pesticides and the fall-out from other sources of environmental pollution. These factors generally cause underproduction, but farmers may attribute underproduction to seed quality. We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

We have limited business insurance coverage in China.

PRC insurance companies do not offer extensive business insurance products. As a result, we have very limited business liability insurance, business disruption insurance, or product liability coverage for our operations in China. We have determined that the difficulties associated with acquiring such insurance on commercially acceptable terms make it impractical for us to obtain such coverage. Most likely we would bear the effects of any business disruption, litigation or natural disaster resulting in our incurring substantial costs and the diversion of our resources, and could adversely affect our operations and financial condition.

Risks relating to doing business in China

The effect of the Coronavirus on our company cannot fully be determined at this time; however, as China has been largely successful in controlling the spread of the virus, currently it is not expected to have a major impact on either the overall Chinese economy or on the Company.

At this time, because of the Chinese government steps taken during 2020, the impact of the Coronavirus on the Company and on our ability to produce and distribute products has been insignificant. Although there was a strict lock-down in China in the middle of our fiscal year, we have largely overcome the adverse impact of that period. Currently, we do not expect any long term adverse impact of the Coronavirus on our business, due to the fact that we operate in China and our products are distributed in China. At this time, because the Chinese economy has not been so disrupted by the Coronavirus and government response, we do not expect the pandemic situation to have any significant adverse results on our overall financial condition.

Notwithstanding the above, if the medical situation should change as the world-wide pandemic continues, we could face adverse consequences to our ability to perform research, generate products and effect distribution of products and otherwise pursue our business. Therefore, investors should monitor aspects of the pandemic and its overall effect on the Chinese economy and trade as well as the world economic situation.

If we do not comply with PRC regulations, we may not be able to operate our business or we may be fined, both of which would adversely affect our business, operations and revenues.

The PRC has many regulations relating to the seed business and internet sales business. These laws and regulations are undergoing substantial changes in recent years, resulting in substantially greater regulation and rules that we must adapt to and follow. Seed products must be licensed and undergo a stringent review process before they may be sold in the PRC. Environmental regulation in the future may be potentially concerned with the development, growing and use of GM seed products. Seed development companies also have requirements for their facilities, personnel and investment. The internet sales business has evolving operating, consumer protection and privacy regulations. We believe we currently have all the necessary licenses for our businesses, and that we are in compliance with the other applicable laws and regulations. If we are not in compliance, we may be fined or lose the ability to sell a particular seed or operate our business altogether. If the fines are substantial or if our ability to sell or operate is withdrawn, this will result in additional costs or the loss of revenues and could prevent us from continuing as an operating business.

The technical services agreements between Origin Biotechnology and the other operating subsidiaries may be subject to scrutiny by the PRC tax authorities for transfer pricing adjustments.

We could face adverse tax consequences if the PRC tax authorities determine that our technical service agreements between Origin Biotechnology and the other PRC operating subsidiaries (and possibly our former subsidiaries), were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these agreements were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by the operating subsidiaries, which could adversely affect us by:

•	increasing the PRC operating subsidiaries’ tax liability without reducing Origin Biotechnology’s tax liability, which could further result in late payment fees and other penalties to our PRC operating subsidiaries for under-paid taxes; or

•	limiting Origin Biotechnology’s ability to maintain preferential tax treatment and government financial incentives, which, if the transfer pricing adjustment is significant, could result in Origin Biotechnology failing to qualify for those preferential tax treatments and government financial incentives.

As a result, any transfer pricing adjustment could have an adverse impact on our financial condition.

The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiaries could materially increase our tax liabilities.

Beijing Origin is entitled to a preferential enterprise income tax rate of 15% as a result of having the qualification of a “high and new technology enterprise”.  This qualification is subject to an annual evaluation by the relevant government authorities in China.

The termination of any of our preferential tax treatments could materially increase our tax obligations.

Tax treatment for the subsidiaries will be different from Beijing Origin and could increase our tax liabilities in future fiscal years.

      Origin has several joint venture subsidiaries to operate the various aspects of its business. These joint ventures may not have the same tax treatment as for Beijing Origin. Therefore, our overall tax liabilities could be greater than in the past when the Company had the benefit of reduced corporate tax rates.

Under China’s Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders

Under the current Enterprise Income Tax Law, or the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. In April 2009, the SAT issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the SAT's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

However, it is unclear how tax authorities will determine tax residency based on the facts of each case. If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises.

In addition to the uncertainty in how the “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect.

Adverse changes in political and economic policies of the PRC, including its policy of reforming its economic system, could have an adverse effect on the growth of private businesses in the PRC such as ours.

Although the PRC has been reforming its economic system to rely more on market forces to influence the deployment of economic resources, it still has strong elements of a planned economy based on governmental dictates and priorities that determine or at least influence business endeavors. We cannot predict whether or not the government will continue to encourage economic liberalization and further loosen its control over the economy and encourage private enterprise or whether it will strengthen its controls through planned industrial policy and control financial and other elements of economic condition. We also cannot predict the timing or extent of future economic policy that may be proposed. Any imposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent we need additional capital; any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper our ability to find capital outside of the PRC.

A return to profit repatriation controls may limit our ability to pay dividends and expand our business, and may reduce the attractiveness of investing in PRC business opportunities.

PRC law allows enterprises owned by foreign investors to remit to other countries their current account items, such as profits, dividends and bonuses earned in the PRC, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE, upon the proper production of qualified commercial vouchers or legal documents as required by the regulations. However, dividend payments are subject to prior satisfaction of corporate and withholding tax obligations, corporate reserve requirements and board determined social benefit allocations. SAFE regulations generally require extensive documentation and reporting about other kinds of payments to be transmitted outside of China, some of which is burdensome and slows payments. The availability of foreign exchange assets in the banking system will also affect the ability to repatriate profits as well as provide funding for foreign operations. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced.

Also, our investors may not be able to obtain the benefits of the profits of the business generated in the PRC for other reasons. Relevant PRC laws and regulations permit payment of dividends only from accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our subsidiaries and our affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the shareholders’ meeting or the board. These reserves are not distributable as cash dividends. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiary’s ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary and our affiliated entity to distribute dividends or other payments to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses or otherwise fund and conduct our business.

Pursuant to PRC enterprise income tax law, dividends payable by a foreign-invested enterprise, or FIE, including Origin Biotechnology, from sources in the PRC to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. No such treaty currently exists with the British Virgin Islands.  Prior to 2008, dividend payments to foreign investors made by FIEs were exempt from PRC withholding tax.

Any fluctuations in exchange rates may adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Because our earnings and cash from operations are denominated in Renminbi, as the reporting currency, fluctuations in exchange rates between U.S. dollars and Renminbi will affect our balance sheet and earnings per share when stated in U.S. dollars. The translation of Renminbi amounts into United States dollar amounts has been made for the convenience of the reader. Such translation amounts should not be construed as representations that the Renminbi amounts could be readily converted into United States dollar amounts at that rate or any other rate. The appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results when reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will affect the relative value of any dividend we issue which will be exchanged into U.S. dollars, the value of any U.S. dollar denominated investments we make in the future and any earnings on such investments.

PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity. Failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits, if any, and could expose us and our PRC resident shareholders to liability under PRC law.

SAFE promulgated regulations that require registration with local SAFE offices in connection with direct or indirect offshore investment by PRC residents, including PRC individual residents and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and also apply to our prior and future offshore acquisitions. In particular, the SAFE regulations require PRC residents to file with competent SAFE offices information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, or external guarantees or other material events that do not involve return investment.

The SAFE regulations required prior registration of direct or indirect investments previously made by PRC residents in offshore companies. If a PRC resident with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We believe our major shareholders who are PRC residents, or whose shares are beneficially owned by PRC residents, have completed foreign exchange registration with the local foreign exchange bureau according to these SAFE regulations. However, with these regulations there is uncertainty concerning the reconciliation of the new regulations with other approval requirements, it is unclear how the regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by the regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary to make distributions or pay dividends or affect our ownership structure. As a result, our business operations and our ability to distribute a dividend to you could be adversely affected.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

All of our assets and all of our operations are in the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our non-PRC shareholders. Investors in our securities should consider the uncertainties of the legal system within China as part of their evaluation of whether or not to invest or retain their investment in the Company.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against us, our subsidiaries, officers and directors.

We are incorporated in the British Virgin Islands and our PRC operating subsidiaries are formed under PRC law. Substantially all of our assets are located in the PRC. In addition, many of our directors and executive officers reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to affect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers and experts, including effecting service of process with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States or many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers and experts only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages. Notwithstanding the foregoing, for a non-resident person of China to bring such an action may be difficult and expensive, with no or little chance of being able to pursue an action to conclusion. Investors should consider the foregoing limitations when making a decision to invest or retain an investment in the Company.

A reversion in the Chinese government’s policy of favoring state owned enterprises, including seed companies, at the expanse of privately owned companies may disadvantage our competitive position in the industry.

       In China, state owned enterprises including state owned seed companies typically enjoy preferential policy treatments such as more favorable access to capital, tax breaks and subsidies at various levels of governments. These treatments have created barriers of entry protecting state companies at the expense of private ones, both domestic and international. Despite the reform of the Chinese seed industry in 2008 and the anticipated market-driven industry consolidation going forward, any reversion in the Chinese government’s policy to protect state owned seed companies may again pose competitive challenges to non-state owned companies such as Origin.

We may become a passive foreign investment company, which could result in adverse U.S. tax consequences to U.S. holders.

Depending upon the value of our shares and the composition of our assets and income over time, we could be classified as a passive foreign investment company, or PFIC, by the IRS, for U.S. federal income tax purposes. If we were classified as a PFIC in any taxable year in which you hold our shares and you are a U.S. investor, you would generally be taxed at higher ordinary income rates, rather than lower capital gain rates, when we dispose of those shares at a gain in a later year, even if we are not a PFIC in that year. In addition, a portion of the tax imposed on your gain would be increased by an interest charge. Moreover, if we were classified as a PFIC in any taxable year, you would not be able to benefit from any preferential tax rate with respect to any dividend distribution that you may receive from us in that year or any later year. Finally, you would also be subject to special U.S. tax reporting requirements.

Based on our understanding and current assessment, we believe that we were not a PFIC for the taxable year 2020. However, there can be no assurance that we will not be a PFIC for the taxable year and/or later taxable years, as PFIC status is re-tested each year and depends on the facts in such year. For example, we would be a PFIC for a taxable year if the sum of our average market capitalization, which is our share price multiplied by the total number of our outstanding shares, and our liabilities over that taxable year is not more than twice the value of our cash, cash equivalents, and other assets that produce, or are held for the production of, passive income. We could also be a PFIC for any taxable year if the gross income that we and our subsidiaries earn from passive investments is substantial in comparison with the gross income from our business operations. While we will continue to examine our PFIC status, we cannot assure you that we will not be a PFIC for any future taxable year.

Risks relating to our shares

Certain provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our memorandum and articles of association include provisions that could limit the ability of others to acquire control of us. Under those provisions, our board of directors has the power to issue preferred shares with such rights attaching to them as they decide and this power could be used in a manner that would delay, defer or prevent a change of control of us. These provisions could have the effect of depriving you of the opportunity to sell your shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

We qualify as a foreign private issuer and, as a result, are subject to reduced requirements with respect to the reporting of financial statements and other material events to our shareholders and the SEC.

As a foreign private issuer, we are obligated to file an Annual Report with audited financial statements and Form 6-K reports with the United States Securities and Exchange Commission, or the SEC, at such times as we release information to the public either voluntarily or pursuant to the laws of the British Virgin Islands or the PRC. Therefore, the regularity of financial and other information may be less than would be applicable to a domestic United States registered company under the rules and regulations of the SEC. Investors may not receive information on a timely basis, which could increase their risk of investment in us.

Because we are a foreign private issuer, we have elected to follow British Virgin Islands law in connection with compliance under the Nasdaq Marketplace Rules, which restrict the application of the Nasdaq corporate governance requirements.

       The Nasdaq Marketplace Rules permit foreign private issuers to elect not to be governed by all the corporate governance rules. We have elected to avail ourselves of the exemption provided by Nasdaq, and we have elected to be governed by only the British Virgin Island laws and the terms of our memorandum and articles, which for example do not require us to hold an annual meeting each year. Consequently, investors may not have the ability to express their opinion on our business and the actions of directors through the voting process for directors. In other respects, we do follow the Nasdaq Marketplace Rules, such as having a nominations and compensation committee, but these are voluntary and may be eliminated at any time.

A consistently active trading market for shares of our ordinary shares may not be sustained.

Historically, trading in our ordinary shares has been volatile. Generally, the market for our ordinary shares is characterized as “thinly-traded.” There have been, and may in the future be, extended periods when trading activity in our shares is minimal, as compared to a seasoned issuer with a large and steady volume of trading activity. The trading volume at a point in time, combined with the availability of stock, generally will impact the price at which our ordinary shares trade. Trading of a relatively small quantity of ordinary shares may disproportionately influence the market price of our ordinary shares. A consistently active and liquid trading market in our securities may never develop or be sustained.

Our stock price may be volatile.

The market price of our ordinary shares is likely to be volatile and could fluctuate in response to various factors, many of which are beyond our control, including the following: our ability to execute our business plan; operating results that fall below expectations; industry or regulatory developments; investor perception of our industry or our prospects; economic and other external factors; and the other risk factors as discussed below.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our ordinary shares.

Our predecessor auditor, like other independent registered public accounting firms operating in China, is not permitted to be subject to inspection by Public Company Accounting Oversight Board of the United States, and as such, investors may be deprived of the benefits of such inspection.

Independent registered public accounting firms that issue the audit reports included in annual reports filed with the SEC are required by the laws of the United States to undergo regular inspections by the Public Company Accounting Oversight Board (“PCAOB”) to assess compliance with the laws of the United States and professional standards. Auditors that are wholly located in China, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities are not currently inspected by the PCAOB. Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of an auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

On May 24, 2013, the PCAOB announced that it has entered into a Memorandum of Understanding (“MOU”) on Enforcement Cooperation with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance (the “MOF”).  The MOU establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in both countries’ respective jurisdictions.  More specifically, it provides a mechanism for the parties to request and receive from each other assistance in obtaining documents and information in furtherance of their investigative duties.  In addition to developing enforcement MOU, the PCAOB has been engaged in continuing discussions with the CSRC and MOF to permit joint inspections in China of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

On January 3, 2020, the Company engaged Borgers as its independent registered public accounting firm. The firm is registered with the PCAOB and operating in Lakewood, Colorado, USA, and is subject to PCAOB rules regarding periodic inspection.

Several of our PRC operating subsidiaries are controlled subsidiaries through stock consignment agreements rather than by direct ownership of 100% of their equity, the terms of which may have to be enforced, which would require us to incur extra costs, create uncertainty as to ownership of the operating businesses involved and risk the possible loss of rights.

Under PRC law, foreign entities are not currently permitted to own more than 49% of seed production companies. As a result, Beijing Origin is partly owned through stock consignment agreements. In order to address those restrictions, Origin, a non-Chinese entity that cannot directly own the shares of our PRC operating subsidiary, holds the right to control such shares in all respects, including voting, dividends, nomination of directors, and corporate management, through stock consignment agreements executed by the owners of the stock of these companies. In addition, if we engage in the research, production and sale of genetically modified seed products, then foreign entities are not currently permitted to own any portion of the seed production company, therefore we have to carefully structure our company.

There is the risk, however, that a consigning shareholder will not fulfill its obligations under the stock consignment agreement. In that event, we may need to resort to the PRC courts to have our rights under the applicable agreement enforced. Such enforcement will cause us to incur legal expenses. In addition, while a case is pending there will be uncertainty regarding our rights as to Beijing Origin, the PRC operating subsidiary involved. A PRC court may decide not to enforce the agreements in whole or in part. To the extent these agreements are neither observed nor enforced as intended, the PRC operating subsidiaries will not be controlled by us as intended, which will affect our enterprise value and restrict our ability to obtain the income and other rights of ownership associated with the consigned stock. It may also prevent the consolidation of our financial statements with the PRC operating subsidiaries, which would reduce the reported earnings of the consolidated companies. The uncertainty of ownership may also adversely affect the market value of our ordinary shares.

Whether or not a stock consignment agreement is terminated depends on the consensus of our Board and the consignees. Any such termination could result in a possible loss of certain rights or assets held by us without receiving fair value in return.

The stock consignment agreements relating to our control of the stock of our two of our PRC operating subsidiaries may be terminated after three years upon mutual agreement between us and the consignees. One of the PRC consignees, Mr. Han, also serves as an officer and director of the Company.

There are corporate protections in place designed to protect our interests, such as an independent Board of Directors, an audit committee comprised of independent directors that must approve insider transactions, a code of conduct requiring fair dealing with the Company, and the British Virgin Islands statutory provision that a disposition of more than 50% of the assets of a company must be approved by a majority of the shareholders. Moreover, if consigned stock is transferred to us as provided in the stock consignment agreements when the restrictions under PRC law are lifted, that stock will no longer be subject to the stock consignment agreements, and the termination of the stock consignment agreements would then have no effect on the ownership of that stock. However, if the stock consignment agreements are terminated, then we would lose our rights with respect to the consigned stock and the profits from the issuing corporation. Such a loss would impair the value of the Company and would reduce our ability to generate revenues.

There is no assurance that we will be able to sell the full amount of ordinary shares to Oasis under the Equity Purchase Agreement.

The terms of the Equity Purchase Agreement have limitations on the amount of each placement notice and the price at which Oasis is obliged to purchase our ordinary shares. Therefore, we may not be able to sell the full $10,000,000 in value of our ordinary shares.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents we have filed with the SEC that are incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, from time to time we or our representatives have made or will make forward-looking statements in various other filings that we make with the SEC or in other documents, including press releases or other similar announcements. Forward-looking statements concern our current plans, intentions, beliefs, expectations and statements of future economic performance. Statements containing terms such as “will,” “may,” “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate” and other phrases of similar meaning are considered to be forward-looking statements.

Forward-looking statements are based on our assumptions and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those reflected in or implied by these forward-looking statements. Factors that might cause actual results to differ include, among others, those set forth under “Risk Factors” in this prospectus supplement and those discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and in our future periodic reports filed with the SEC, all of which are incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this prospectus supplement, the accompanying base prospectus or the documents we have filed with the SEC that are incorporated by reference herein and therein, which reflect management’s views and opinions only as of their respective dates. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements, except to the extent required by applicable securities laws. You are advised, however, to consult any additional disclosures we have made or will make in the filings we make with the SEC, including reports on Forms 10-K, 10-Q and 8-K. All subsequent forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement, the accompanying base prospectus or any related issuer free writing prospectus.

USE OF PROCEEDS

If we are able to sell all the ordinary shares under the Equity Purchase Agreement, which has limitations therein that must be met for each placement notice to be accepted by Oasis, we estimate that our maximum net proceeds from this offering will be approximately $9,400,000 after deducting a discount to the market price pursuant to the Equity Purchase Agreement. There is no assurance that we will be able to sell all the shares, and to the extent that we are not able to meet the sales criteria set forth in the Equity Purchase Agreement, then the net proceeds will be reduced accordingly. We expect to use the net proceeds from this offering for working capital and general corporate purposes.

DESCRIPTION OF THE ORDINARY SHARES

The following description of our ordinary shares is only a summary. This description and the description contained in any prospectus supplement is subject to, and qualified in its entirety by reference to, our memorandum and articles of association, the memorandum and articles, each as amended from time to time, which has previously been filed with the SEC and in the Territory of the British Virgin Islands, pursuant to the BVI Business Companies Act, 2004, as amended (the “Companies Act”).

We are a British Virgin Islands company and our affairs are governed by our memorandum and articles of association and the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands, which we refer to as the “Companies Act” below, and the common law of the British Virgin Islands. The following are summaries of material provisions of our memorandum and articles of association and the Companies Act as they relate to the material terms of our ordinary shares.

Board of Directors

The business and affairs of the Company are managed by the directors who exercise all the powers of the Company as are not by the Companies Act or by the Memorandum or the Articles required to be exercised by the members (shareholders) of the Company, subject to any delegation of such powers as may be authorized by the Articles and to any requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with the Articles not shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

The minimum number of directors shall be five and there shall be no maximum number. The directors may by a resolution of directors change the number of directors. For as long as the Company’s shares are listed on Nasdaq, the directors shall include such number of independent directors as applicable law, regulation or the Nasdaq listing rules require for a foreign private issuer, as long as the Company is a foreign private issuer. The continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy. Any vacancy on the board of directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of members may be filled either by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) or by a resolution of members.

Directors are not required to own any ordinary shares to act as a director. Directors must be an individual person.

The directors shall receive such remuneration as the Board may from time to time determine.

Ordinary and Preferred Shares

The Company is authorized to issue two classes of shares as follows: (a) 60,000,000 shares in one series of no par value ("Ordinary Shares"); and (b)1,000,000 preference shares in one series of no par value ("Preferred Stock"). The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the British Virgin Islands may freely hold and transfer their ordinary shares.

The board of directors of the Company is authorized to amend the Company’s memorandum and articles of association to provide for the creation from time to time of one or more classes of shares of preferred stock, and pursuant to such amendment, to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class.

The authority of the board of directors with respect to each class shall include, but not be limited to, determination of the following: (a) the number of shares and series constituting that class and the distinctive designation of that class; (b) the dividend rate on the shares of that class, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes of stock; (c) whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that class shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the board of directors shall determine; (e) whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund; (g) the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; (h) the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of stock; and (i) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to memorandum and articles of association and the Companies Act.

Holders of ordinary shares shall be entitled to one vote on all matters subject to a vote at general meetings of the shareholders.

Shareholder Quorum

A quorum required for a meeting of shareholders is if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

Shareholder Proposals

For business to be properly brought to the annual meeting of members by a shareholder, the shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the secretary of the Company at the principal executive offices of the Company. To be timely, a member’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the member must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A member’s notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members: (i) a brief description of the business desired to be brought before the meeting; (ii) the name and address of record of the member proposing such business; (iii) the class and number of shares of the Company which are beneficially owned by such member; (iv) any material interest of such member in such business; and (v) if the member intends to solicit proxies in support of such member’s proposal, a representation to that effect.

Special Meetings

Special meetings of members (being all meetings of members which are not annual meetings) may be called only by the directors pursuant to a resolution of directors to that effect or upon the written request of members holding more than 50 percent of the votes of the outstanding voting shares in the Company.

Shareholder Approval

Resolutions of the shareholders will be approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote of (a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or (b) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstain;

Transfer of Shares

Our shareholders may transfer all or any of its, his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

TAXATION

British Virgin Islands Tax Consequences

Under the law of the British Virgin Islands, as currently in effect, a holder of ordinary shares of the Company who is not a resident of the British Virgin Islands is not liable for British Virgin Islands income tax on dividends paid with respect to the ordinary shares of the Company, and all holders of securities of the Company are not liable to the British Virgin Islands for income tax on gains realized on the sale or disposal of securities. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated under the Companies Law.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the Companies Law. In addition, securities of companies incorporated under the Companies Law are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between (i) the United States and the British Virgin Islands or (ii) Canada and the British Virgin Islands, although a Tax Information Exchange Agreement is in force between the United States and the BVI and Canada and the BVI.

The BVI Economic Substance (Companies and Limited Partnership) Act 2018

The above legislation provides that BVI companies that carry out certain defined activities, need to take steps to establish substance in the British Virgin Islands. We have taken advice and will be filing our economic substance declaration in the BVI shortly in accordance with the requirements of the legislation.

U.S. Federal Income Tax Consequences

The discussion below is for general information only and is not, and should not be interpreted to be, tax advice to any holder of our ordinary shares. Each holder or a prospective holder of our ordinary shares is urged to consult his, her or its own tax advisor.

General

This section is a general summary of the material United States federal income tax consequences to U.S. Holders, as defined below, of the ownership and disposition of our ordinary shares as of the date of this report. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury regulations promulgated and proposed thereunder, judicial decisions and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. The summary applies to you only if you hold our ordinary shares as a capital asset within the meaning of Section 1221 of the Code. In addition, this summary generally addresses certain U.S. federal income tax consequences to U.S. Holders related to classification as a PFIC. The United States Internal Revenue Service, or the IRS, may challenge the tax consequences described below, and we have not requested, nor will we request, a ruling from the IRS or an opinion of counsel with respect to the United States federal income tax consequences of acquiring, holding or disposing of our ordinary shares. This summary does not purport to be a comprehensive description of all the tax considerations that may be relevant to the ownership of our ordinary shares. In particular, the discussion below does not cover tax consequences that depend upon your particular tax circumstances nor does it cover any state, local or foreign law, or the possible application of the United States federal estate or gift tax. You are urged to consult your own tax advisors regarding the application of the United States federal income tax laws to your particular situation as well as any state, local, foreign and United States federal estate and gift tax consequences of the ownership and disposition of the ordinary shares. In addition, this summary does not take into account any special United States federal income tax rules that apply to a particular U.S. or non-U.S. holder of our common shares, including, without limitation, the following:

• a dealer in securities or currencies;

• a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

• a financial institution or a bank;

• an insurance company;

• a tax-exempt organization;

• a person that holds our common shares in a hedging transaction or as part of a straddle or a conversion transaction;

• a person whose functional currency for United States federal income tax purposes is not the U.S. dollar;

• a person liable for alternative minimum tax;

• a person that owns, or is treated as owning, 10% or more, by voting power or value, of our ordinary shares;

• certain former U.S. citizens and residents who have expatriated; or

• a person who receives our shares pursuant to the exercise of employee stock options or otherwise as compensation.

U.S. Holders

For purposes of the discussion below, you are a "U.S. Holder" if you are a beneficial owner of our ordinary shares who or which is:

• an individual United States citizen or resident alien of the United States (as specifically defined for United States federal income tax purposes);

• a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State or the District of Columbia;

• an estate whose income is subject to United States federal income tax regardless of its source; or

• a trust (x) if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) if it was in existence on August 20, 1996, was treated as a United States person prior to that date and has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding our ordinary shares, you should consult your tax advisor.

Passive Foreign Investment Company (PFIC)

       Under the Code, we will be a PFIC for any taxable year in which, after the application of certain "look-through" rules with respect to related companies, either (i) 75% or more of our gross income consists of "passive income," or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, "passive income." Passive income generally includes interest, dividends, rents, rents and royalties other than certain rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, and capital gains. Whether we will be a PFIC in any year depends on the composition of our income and assets, and the relative fair market value of our assets from time to time, which we expect may vary substantially over time. We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change from year to year based on our income and assets and our anticipated future operations. We were a PFIC in the fiscal year ended in 2018 and may have been a PFIC in prior years and may be a PFIC in the future. We do not believe, at this time, that we will be a PFIC for the fiscal year ended March 31, 2020 or 2021, due to the fact that we made the acquisition of several immune-oncology related businesses in 2018.

If we are a PFIC for any fiscal year during which a U.S. Holder holds our ordinary shares, we generally will continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding fiscal years during which the U.S. Holder holds our ordinary shares, unless we cease to meet the threshold requirements for PFIC status and that U.S. Holder makes a qualifying "deemed sale" election with respect to the ordinary shares. If such an election is made, the U.S. Holder will be deemed to have sold the ordinary shares it holds at their fair market value on the last day of the last fiscal year in which we qualified as a PFIC, and any gain from such deemed sale will be subject to the consequences described below. After the deemed sale election, the ordinary shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, the U.S. Holder may be subject to adverse tax consequences. Generally, gain recognized upon a disposition (including, under certain circumstances, a pledge) of our ordinary shares by the U.S. Holder would be allocated ratably over the U.S. Holder's holding period for such ordinary shares. The amounts allocated to the taxable year of disposition and to years before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year. Further, to the extent that any distribution received by a U.S. Holder on our ordinary shares exceeds 125% of the average of the annual distributions on such ordinary shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner described immediately above with respect to gain on disposition.

If we are a PFIC for any fiscal year during which any of our non-U.S. subsidiaries is also a PFIC, a U.S. Holder of our ordinary shares during such year will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules to such subsidiary. U.S. Holders should consult their tax advisers regarding the tax consequences if the PFIC rules apply to any of our subsidiaries. Alternatively, if we are a PFIC and if our ordinary shares are "regularly traded" on a "qualified exchange," a U.S. Holder may be eligible to make a mark-to-market election that would result in tax treatment different from the general tax treatment described above. Our ordinary shares would be treated as "regularly traded" in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on a qualified exchange on at least 15 days during each calendar quarter. NASDAQ is a qualified exchange for this purpose. Additionally, because a mark-to-market election cannot be made for equity interests in any lower-tier PFIC that we may own, a U.S. Holder that makes a mark-to-market election with respect to us may continue to be subject to the PFIC rules with respect to any indirect investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. If a U.S. Holder makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ordinary shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ordinary shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder's tax basis in the ordinary shares will be adjusted to reflect these income or loss amounts. Any gain recognized on the sale or other disposition of our ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless our ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisers about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a so-called "Qualified Electing Fund" election to avoid the PFIC rules regarding distributions and gain described above. The PFIC taxation regime would not apply to a U.S. Holder who makes a QEF election for all taxable years that such U.S. Holder has held our ordinary shares while we are a PFIC, provided that we comply with specified reporting requirements. Instead, each U.S. Holder who has made a valid and effective QEF election is required for each taxable year that we are a PFIC to include in income such U.S. Holder's pro rata share of our ordinary earnings as ordinary income and such U.S. Holder's pro rata share of our net capital gains as long-term capital gain, regardless of whether we make any distributions of such earnings or gain. In general, a QEF election is effective only if we make available certain required information. U.S. Holders should be aware, however, that we are not required to make this information available but have agreed to do so for our fiscal year ended March 31, 202- for those United States shareholders who ask for it. The QEF election is made on a shareholder-by-shareholder basis and generally may be revoked only with the consent of the IRS. U.S. Holders should consult with their own tax advisors regarding eligibility, manner and advisability of making a QEF election if we are treated as a PFIC.

In addition, if we are a PFIC or, with respect to particular U.S. Holders, are treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns our ordinary shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to us, generally with the U.S. Holder's federal income tax return for that year. If we are a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements

The U.S. federal income tax rules relating to PFICs are complex. U.S. Holders are urged to consult their own tax advisers with respect to the acquisition, ownership and disposition of our ordinary shares, the consequences to them if we are or become a PFIC, any elections available with respect to our ordinary shares, and the IRS information reporting obligations with respect to the acquisition, ownership and disposition of our ordinary shares.

Non-U.S. Holders

If you are not a U.S. Holder, you are a "Non-U.S. Holder."

Distributions on Our Ordinary Shares

You generally will not be subject to U.S. federal income tax, including withholding tax, on distributions made on our ordinary shares unless:

• you conduct a trade or business in the United States, and

• the distributions are effectively connected with the conduct of that trade or business (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net income basis in respect of income from our ordinary shares, such distributions are attributable to a permanent establishment that you maintain in the United States).

If you meet the two tests above, you generally will be subject to tax in respect of such dividends in the same manner as a U.S. Holder, as described above. In addition, any effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30 percent rate or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Generally, you will not be subject to U.S. federal income tax, including withholding tax, in respect of gain recognized on a sale or other taxable disposition of our ordinary shares unless:

• your gain is effectively connected with a trade or business that you conduct in the United States (and, if an applicable income tax treaty so requires as a condition for you to be subject to U.S. federal income tax on a net income basis in respect of gain from the sale or other disposition of our ordinary shares, such gain is attributable to a permanent establishment maintained by you in the United States), or

• you are an individual Non-U.S. Holder and are present in the United States for at least 183 days in the taxable year of the sale or other disposition, and certain other conditions exist.

You will be subject to tax in respect of any gain effectively connected with your conduct of a trade or business in the United States generally in the same manner as a U.S. Holder, as described above. Effectively connected gains realized by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30 percent or such lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

Payments, including dividends and proceeds of sales, in respect of our ordinary shares that are made in the United States or by a United States related financial intermediary will be subject to United States information reporting rules. In addition, such payments may be subject to United States federal backup withholding tax. You will not be subject to backup withholding provided that:

• you are a corporation or other exempt recipient, or

• you provide your correct United States federal taxpayer identification number and certify, under penalties of perjury, that you are not subject to backup withholding.

Amounts withheld under the backup withholding rules may be credited against your United States federal income tax, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Foreign asset reporting

Certain U.S. Holders, who are individuals, are required to report information relating to an interest in ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by U.S. financial institutions). U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of ordinary shares.

PLAN OF SALE

We have entered into an Equity Purchase Agreement with Oasis under which we may sell our ordinary shares to Oasis from time to time, subject to the limitations set forth in the Equity Purchase Agreement. Pursuant to this prospectus supplement and the Equity Purchase Agreement, we may sell ordinary shares having an aggregate gross sales price of up to $10,000,000. Oasis has committed to purchase the shares subject to a placement notice as principal. Additionally, we are selling and issuing 14,245 ordinary shares to Oasis contemporaneously with the filing of this prospectus supplement with the SEC. A copy of the Equity Purchase Agreement is filed with the SEC as an exhibit to the Current Report on Form 6-K filed with the SEC on May 21, 2021.

Upon delivery of a placement notice and subject to the terms and conditions of the Equity Purchase Agreement, Oasis is committed to purchase our ordinary shares. The price to be paid by Oasis for an ordinary share will be 94% of the market price, where the market price shall mean the lowest one day VWAP of ordinary shares on the Nasdaq market for any trading day during the five trading days immediately following the date of the placement notice. We will not sell any shares to Oasis unless either (i) the last traded price at the time of the placement notice is $5.50 or greater, or (ii) if the per share purchase price would be less than $5.00. A placement notice will not be for more than the lesser of $1,500,000 or 100% of the average number of shares traded for the ten trading days prior to the placement notice or less than $25,000. We are not required to give a placement notice to Oasis, but if we do give a placement notice that complies with the requirements and limitations of the Equity Purchase Agreement, Oasis is required to purchase the ordinary shares.

The Company will secure the listing of the ordinary shares that it may sell to Oasis under the Equity Purchase Agreement with the Nasdaq Stock Market. Although we will not enter into any similar sale agreement of our shares while we are able to give a placement notice under the Equity Purchase Agreement, we may make a private or public offering of our securities if the net proceeds are greater than $2,000,000.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including the validity of the securities, and British Virgin Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters relating to United States law will be passed upon by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York, United States.

EXPERTS

The consolidated financial statements of the Company, appearing in its Form 20-F Annual Report filed with the SEC on February 16, 2021, for the fiscal year ended September 30, 2018, have been audited by BDO China Shu Lun Pan Certified Public Accountants LLP and for the fiscal years ended September 30, 2019 and 2020, have been audited by B F Borgers CPA PC, each an independent registered public accounting firm, as stated in its report (the reports on the consolidated financial statements contain an explanatory paragraph regarding the Company’s ability to continue as a going concern). The audited consolidated financial statements are incorporated hereby by reference in reliance upon the report of such firms given upon its authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC automatically updates and supersedes this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus supplement, and all future documents filed with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act (other than the portions thereof deemed to be furnished to the SEC) until we terminate the offering of these securities:

•	The Annual Report on Form 20-F for the fiscal year ended September 30, 2020;

•	The Report on Form 6-K dated March 2021, filed with the SEC on March 12, 2021; and

•	The description of our ordinary shares contained in the Registration Statement on Form 8-A, filed with the SEC on October 18, 2005, including any further amendment or report filed hereafter for the purpose of updating such description, including Exhibit 4.16 to the Annual Report on Form 20-F filed on February 16, 2021.

To the extent that any statement in this prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus supplement, the statement in this prospectus supplement shall supersede such incorporated statement. The incorporated statement shall not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement or the registration statement. Statements contained in this prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to our various filings made with the SEC.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District, Beijing 102206

China

Tel: (86-10) 5890-7588

Fax: (86-10) 5890-7577

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act (SEC File No. 333-253866) that registers the securities offered hereby. The registration statement, including the exhibits and schedules attached thereto and the information incorporated by reference therein, contains additional relevant information about the securities and our Company, which we are allowed to omit from this prospectus supplement pursuant to the rules and regulations of the SEC. In addition, we file annual, quarterly and current reports and proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available on the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.atomera.com. We have not incorporated by reference into this prospectus supplement the information on our website and it is not a part of this document.

PROSPECTUS

$25,000,000

ORIGIN AGRITECH LIMITED

Ordinary Shares

Warrants

This prospectus relates to ordinary shares and warrants that we may sell from time to time in one or more offerings up to a total public offering price of $25,000,000, on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

Our ordinary shares are listed on the NASDAQ Stock Market, Capital Market, under the symbol “SEED.” On March 15, 2021, the closing price of an ordinary share on NASDAQ was $26.15.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any underwriters, dealers or agents are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves certain risks. See the section “Risk Factors” of this prospectus and in any prospectus supplement before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2021.

We have not authorized any broker-dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy securities, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus and the accompanying prospectus supplement speaks only as of their respective dates and may not reflect subsequent changes in our business, financial condition, results of operations and prospects even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires:

“we,” “us,” “our company,” “the company,” “our” or “Origin” refers to Origin Agritech Limited, a company limited by shares registered with limited liability under the BVI Business Companies Act (as amended), its predecessor entities and its wholly and partially owned subsidiaries;

all references to “$,” “dollars” or “U.S. dollars” refer to the legal currency of the United States; all references to “RMB” refer to the legal currency of the Peoples’ Republic of China; and

“shares” or “ordinary shares” refers to the authorized ordinary shares of Origin Agritech Limited, with no par value.

This prospectus is part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell our ordinary shares and warrants to acquire ordinary shares from time to time, in one or more offerings, on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any of the securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D. C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding issuers (www.sec.gov). Our web site is located at www.originseed.com.cn. The information contained on our web site is not part of this prospectus.

This prospectus “incorporates by reference” certain information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means we are disclosing important information to you by referring you to those documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act until the offering is terminated:

•	our Annual Report on Form 20-F for the fiscal year ended September 30, 2020, filed with the SEC on February 16, 2021;

•	our Report on Form 6-K dated March 2021, filed with the SEC on March 12, 2021;

•	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering under this prospectus; and

•	The description of our ordinary shares contained in the Registration Statement on Form 8-A, filed with the SEC on October 16, 2005, including any further amendment or report filed hereafter for the purpose of updating such description, including Exhibit 4.16 to the Annual Report on Form 20-F filed on February 16, 2021.

As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

We will provide, upon written or oral request, without charge to you, including any beneficial owner of our ordinary shares to whom this prospectus is delivered, a copy of any or all of the documents incorporated herein by reference other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into the information that this prospectus incorporates.  You should direct a request for copies in writing to us to the attention of Chief Executive Officer at Origin Agritech Limited, No. 21 Sheng Ming Yuan Road, Changping District, Beijing 102206, China, Tel: (86-10) 5890-7588, Fax: (86-10) 5890-7577.

FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus or incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “estimate,” “goal,” “anticipate,” “project” or other comparable terms.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties included in this prospectus under the caption “Risk Factors,” and those risks and uncertainties described in the documents incorporated by reference into this prospectus. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We further caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein or in the accompanying prospectus (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC utilizing a “shelf” registration process.  Under this shelf process, we may from time to time, sell any combination of securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered and risk factors specific to that offering.

We may add or modify in a prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated into this prospectus by reference.  If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.  You should read both this prospectus and any applicable prospectus supplement together with additional information described above under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely on the information provided in this prospectus and the prospectus supplement, including the information incorporated by reference.  Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.  We are not offering the securities in any state where such an offer is prohibited.  You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of those documents.  You should also carefully review the section entitled “Risk Factors,” which highlights certain risks associated with an investment in our securities, to determine whether an investment in our securities is appropriate for you.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider risk factors described in our Annual Report on Form 20-F for our fiscal year ended September 30, 2020 and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus, and any accompanying prospectus supplement and all other information contained in this prospectus and in any supplementary prospectus relating to the offering of any of our securities before purchasing any of our securities. Some statements in this prospectus, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of risks applicable to the particular types of securities that we are offering under that prospectus supplement.  Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.  These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.  You could lose all or part of your investment.

General Market Oriented Risk Factors

If we are able to sell any securities through an offering, unless otherwise stated in a prospectus supplement, the proceeds will generally be available for general corporate purposes; thus our management likely will have broad discretion over the use of proceeds.

If we are able to sell any securities, it is likely that the proceeds will be for general corporate purposes. In that event our management will have broad discretion over the use of proceeds. These general uses will include funding operating costs, research and development, working capital needs, and other general corporate purposes, including possible acquisitions and investments in other businesses. Our management will have considerable discretion in the application of the net proceeds, and investors will not have the opportunity, as part of its investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our ordinary shares. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our ordinary shares to decline and impair the commercialization of our products and/or delay the development of our product candidates.

Our need for future financing may result in the issuance of securities that will cause investors to experience dilution.

We have required, from time to time, equity capital to fund our operations. Our funding requirements depend on numerous factors, including our revenues, our expenses, and, among other things, the funding requirements of our research and development activities. We currently believe that we will need to obtain substantial additional funding in connection with our continuing operations. No assurance can be given as to our ability to procure additional financing, if required, on terms deemed favorable to us. To the extent additional capital is required and cannot be raised successfully, we may then have to limit our then operations and/or may have to curtail certain, if not all, of our business objectives and plans.

Our share price has fluctuated in the past, has recently been volatile and may be volatile in the future, and as a result, investors in our ordinary shares could incur substantial losses.

Our stock price has fluctuated in the past. Recently it has been volatile, and it may be volatile in the future. In addition, there has been broad stock market and industry fluctuations in general, and the market for bio-technology companies, in particular, has experienced volatility that often has been unrelated to the operating performance of particular companies. As a result of this volatility, investors may experience losses on an investment in our ordinary shares. The market price for our ordinary shares may be influenced by many factors, including, but not limited to, the following:

•	investor reaction to our business strategy;

•	the success of competitive companies and their products or technologies;

•	regulatory or legal developments, especially changes in laws or regulations applicable to our GM seed products;

•	actions taken by regulatory agencies with respect to our seed products and GM authorization;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire additional products and establish an e-commerce distribution platform;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	developments or disputes concerning proprietary rights;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	conditions in the seed distribution and PRC agricultural products market sector;

•	declines in the market prices of stocks generally;

•	actual or anticipated changes in earnings estimates or changes in stock market analyst recommendations, if any, regarding our ordinary shares, other comparable companies, or our industry generally;

•	trading volume of our ordinary shares;

•	sales of our ordinary shares, including options and warrants for our ordinary shares, by us or our stockholders;

•	general economic, industry and market conditions;

•	other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics such as COVID-19, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the Peoples’ Republic of China, the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability; and

•	the other risks described in this “Risk Factors” section and the “Risk Factors” sections included in the documents incorporated by reference in this prospectus.

These broad market and industry factors may seriously harm the market price of our ordinary shares, regardless of our operating performance. Since the stock price of our ordinary shares has fluctuated in the past, has been volatile from time to time, and may be volatile in the future, investors in our ordinary shares could incur substantial losses. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of our ordinary shares.

Our articles and memorandum authorizes the issuance of an large number of ordinary shares compared to our current outstanding shares, upon resolution of our board of directors, without stockholder approval. Any future issuances of ordinary shares would further dilute the percentage ownership of us held by holders of our ordinary shares. In addition, the issuance of additional shares may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the ordinary shares.

THE BUSINESS

Overview

The Company, along with its wholly and partially owned subsidiaries, operates in the Peoples’ Republic of China, the PRC or China, and it is focused on agricultural biotechnology and development of an agricultural oriented e-commerce platform. Our seed research and development activities specialize in crop seed breeding and genetic improvement. The proposed e-commerce activities are about developing a platform to deliver agricultural products to farmers in the PRC via online and mobile ordering and tracking the source of the agricultural products via blockchain technologies. The Company believes that it has built a solid capacity for seed breeding technologies, including marker-assisted breeding and doubled haploids technologies. The Company believes that with its rich germplasm resources, it will become a significant seed technology company in the PRC. With the developmental changes occurring in rural China and its strong brand in that market, we believe the Company in time can establish a successful e-commerce platform for farmers in rural China.

We built an agricultural biotechnology research center in 2005 and have been leading the development of biotechnology among crop seed companies in the PRC since then. We have established plant genetic engineering technology platforms, including transforming herbicide tolerance, insect resistance, nitrogen utilization efficiency, and drought stress tolerance traits into corn inbred lines. Of note, during the past years we made significant strides in developing our exclusive herbicide tolerance, insect resistance and phytase products. In November 2009, our genetically modified phytase corn received the Bio-Safety Certificate from China’s Ministry of Agriculture and Rural Affairs (“MARA”). This was the world’s first genetically modified phytase corn and also the first genetically modified corn seed product in China. The certificate was renewed by the MARA in January 2015. We are pursuing the approval of other GM seed products in China, including glyphosate tolerant corn and insect resistant corn. We believe we have established a substantial seed product and germplasm pipeline.

Through the subsidiary Xinjiang Origin, the Company maintains its “Green Pass” status, providing the Company with the competitive advantage of introducing new hybrid varieties to the Chinese market under an expedited government approval process.

We seek to utilize China’s emerging technology base for our future development. In particular, from time to time, we enter cooperative agreements with publicly funded research institutes in China. Under these agreements we receive various rights, which may be exclusive rights, to market seeds developed by these institutions. We believe that these cooperative agreements allow us to access new products without expending substantial costs for our own research and development. We have a commercial licensing agreement with DuPont Pioneer, the advanced seed and genetic business of DuPont, to jointly develop new seeds for the PRC market. We also have a commercial license and collaboration agreement with KWS SAAT SE (“KWS”), a global seed company active in the business of maize, sugar beet and cereal seed production and marketing, as well as research and development in plant breeding.

In December, 2019, MARA announced a list of GM traits, including two corn traits, that were awarded biosafety certificates. This signifies the potential commercialization of GM corn technologies in the PRC. Our double stacked Bt and GT genes are currently in the process of being reviewed by the MARA for biosafety certificates. In September, 2020, the Standard Testing Method and Procedures of the Company's two GM corn seed traits were approved in a newly published National Standards Catalog by MARA. The traits that received the National Testing Standard approval are GH5112E-117C, the Company’s double stack of insect resistance and herbicide tolerance corn and G1105E-823, the Company’s herbicide tolerant corn. As part of the approval process, the traits were tested and reviewed by third-party institutes appointed by the MARA. This method will be the national standard for testing procedures for these traits in future variety development and commercialization.

During our third fiscal quarter of 2020, the Company was awarded an RMB6.5 million (US$0.95 million) grant from MARA for the successful evaluation of the effects of two of its GMO corn traits, GH5112E-117C and G1105E-823. The MARA's grant program was established to award achievement in agricultural technology innovation and to speed up the technology's applications in agriculture production. The Company believes that the grant award of Origin's two GM traits not only validates the success of our past research efforts but also shows the government's support of GM research and product development in China.

Corporate Information

Origin was incorporated in the British Virgin Islands on February 10, 2005, and is governed by the BVI Business Companies Act, 2004, or BCA, by re-registration on July 10, 2006.

Chardan China Acquisition Corp., the predecessor of Origin, was a blank check company organized as a corporation under the laws of the State of Delaware on December 5, 2003. It was formed for the purpose of effecting a business combination with a company or companies having operations based in China. In February 2005, Chardan China Acquisition Corp. re-domesticated and continued as a British Virgin Islands company, and then it acquired the PRC operations the Company, by effecting an acquisition of State Harvest Holding Inc., a British Virgin Islands company that was the owner of the PRC operations. As part of the acquisition, the parent company was renamed “Origin Agritech Limited,” referred to herein as Origin.

Our ordinary shares, have traded on the Nasdaq Capital Market since June 5, 2019. Prior to trading on that market, our ordinary shares were traded on the Nasdaq Global Market from November 8, 2005 to June 25, 2007, and the Nasdaq Global Select Market from June 26, 2007 to June 4, 2019.

Our principal executive offices are located at No. 21 Sheng Ming Yuan Road, Changping District, Beijing 102206, China, and our telephone number is (86-10) 5890-7588.

History of Recent Corporate Transition

In September 2016, as part of a corporate re-focusing, we entered into a Master Transaction Agreement, along with our controlled companies Beijing Origin Seed Limited (“Beijing Origin”), Denong Zhengcheng Seed Limited (“Denong”), Changchun Origin Seed Technology Development Limited, (“Changchun Origin”), Linze Origin Seed Limited (“Linze Origin”), with Beijing Shihui Agricultural Development Co. Ltd., a company incorporated under the Laws of the PRC (“Shihui”), to sell our commercial seed production and distribution assets and certain other assets in the PRC to Shihui (the “Sale”). In 2018, we closed the first phase of the Master Transaction Agreement and sold the subsidiaries Denong, Changchun Origin and Linze Origin. We terminated the second phase of the Master Transaction Agreement and retained our commercial seed business under Beijing Origin along with the headquarters building in Beijing. Retaining the commercial seed business under Beijing Origin, we continued our recognized seed development capabilities, and our brand equity in the agriculture.

During 2018 and 2019, we entered into six regional joint ventures for seed distribution business. This is part of our long-term strategy to operate these distribution businesses under an e-commerce platform. These joint ventures include: Hubei Aoyu, Anhui Aoyu in Anhui province, Xuzhou Aoyu in Jiangsu province, Shandong Aoyu in Shandong province and Henan Aoyu in Henan province. In September, 2019, we entered into a new joint venture Shandong Aoruixinong, which will replace Shandong Aoyu in Shandong province for the seed distribution business. Origin holds 50% of equity in Anhui Aoyu and 51% of equity in the other five joint ventures. The remaining equity interests in those joint ventures are held by local distributors. Origin owns these six joint ventures through State Harvest.

In 2019, the Company entered into a Cooperation Framework Agreement with Beijing Changping Technology Innodevelop Group (BC-TID), an entity owned by the government of the Changping District of Beijing City, PRC. Under this agreement, BC-TID and the Company plan to form a new entity, of which 51% and 49% of equity interests are owned by BC-TID and the Company, respectively. Beijing Origin plans to contribute the headquarters building in Beijing and certain of its seed technology assets related to genetically modified seeds to the new entity. As of February 1, 2021, BC-TID has invested a total of RMB137.7 million ($20.2 million) as part of the agreement. The deal documents have been completed by both Origin and BC-TID and have been submitted to government officials for final approval. The cash amount was used to repay the bank loan of the Company on the headquarters building and provide working capital. As part of the agreement, the Company transferred its seed business of Beijing Origin, a VIE, to Beijing Origin State Harvest Biotechnology Limited (Origin Biotechnology), which is the Company's wholly owned entity in China.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, the net proceeds from the sale of securities offered hereby will be used for general corporate purposes and working capital requirements, which may include, among other things, the repayment or repurchase of debt obligations, redemption of outstanding equity securities and other capital expenditures. We may also use a portion of the net proceeds for licensing or acquiring intellectual property or technologies to incorporate into our products and product candidates or our research and development programs, capital expenditures, to fund possible investments in and acquisitions of complementary businesses or partnerships. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures, and we have no current plans with respect to acquisitions as of the date of this prospectus. As a result, unless otherwise indicated in the prospectus supplement, our management will have broad discretion to allocate the net proceeds of the offerings. Pending their ultimate use, we intend to invest the net proceeds in a variety of securities, including commercial paper, government and non-government debt securities and/or money market funds that invest in such securities.

DIVIDEND POLICY

We do not plan on declaring any cash dividends on our ordinary shares in the foreseeable future. We expect to retain all available cash funds and future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends, if any, on our ordinary shares will be at the discretion of our board of directors and will depend on, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions and the requirements of the Companies Act of the British Virgin Islands.

DESCRIPTION OF THE ORDINARY SHARES WE MAY OFFER

The following description of our ordinary shares is only a summary. This description and the description contained in any prospectus supplement is subject to, and qualified in its entirety by reference to, our memorandum and articles of association, the memorandum and articles, each as amended from time to time, which has previously been filed with the SEC and in the Territory of the British Virgin Islands, pursuant to the BVI Business Companies Act, 2004, as amended (the “Companies Act”).

We are a British Virgin Islands company and our affairs are governed by our memorandum and articles of association and the BVI Business Companies Act, 2004 (as amended) of the British Virgin Islands, which we refer to as the “Companies Act” below, and the common law of the British Virgin Islands. The following are summaries of material provisions of our memorandum and articles of association and the Companies Act as they relate to the material terms of our ordinary shares.

Registered Office and Corporate Purpose

Our registered office in the British Virgin Islands is at the offices of Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

We are established for unrestricted purposes, and we have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the British Virgin Islands.

Board of Directors

The business and affairs of the Company are managed by the directors who exercise all the powers of the Company as are not by the Companies Act or by the Memorandum or the Articles required to be exercised by the members (shareholders) of the Company, subject to any delegation of such powers as may be authorized by the Articles and to any requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with the Articles not shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

The minimum number of directors shall be five and there shall be no maximum number. The directors may by a resolution of directors change the number of directors. For as long as the Company’s shares are listed on Nasdaq, the directors shall include such number of independent directors as applicable law, regulation or the Nasdaq listing rules require for a foreign private issuer, as long as the Company is a foreign private issuer. The continuing directors may act, notwithstanding any casual vacancy in their body, so long as there remain in office not less than the prescribed minimum number of directors duly qualified to act, but if the number falls below the prescribed minimum, the remaining directors shall not act except for the purpose of filling such vacancy. Any vacancy on the board of directors resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of members may be filled either by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) or by a resolution of members.

Directors are not required to own any ordinary shares to act as a director. Directors must be an individual person.

The directors shall receive such remuneration as the Board may from time to time determine.

Director Nominations by Shareholders

Shareholders nominations, other than those made by or at the direction of the directors, shall be made pursuant to timely notice in writing to the secretary of the company. To be timely, a members’ notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, notice by the member to be timely must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment or postponement of the original meeting whereby the meeting will reconvene within 30 days from the original date shall be deemed for the purposes of this notice to be a continuation of the original meeting and no nominations by a member of persons to be elected directors of the Company may be made at any such reconvened meeting unless pursuant to a notice which was timely for the meeting on the date originally scheduled. Each such notice shall set out:

(i)        the name and address of the member who intends to make the nomination and of the persons to be nominated;

(ii)      a representation that the member is a holder of record of shares in the Company entitled to vote at such meeting and that he intends to appear in person or by a proxy at the meeting to nominate the persons specified in the notice;

(iii)        a description of all arrangements at understandings between the member and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the member;

(iv)       such other information regarding each nominee proposed by such member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission, had each nominee been nominated, or intended to be nominated, by the directors;

(v)        the consent of each nominee to serve as a director of the Company if so elected; and

(vi)       if the member intends to solicit proxies in support of such member’s nominees, a representation to that effect.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the fore going procedure. Only persons as are nominated in accordance with the procedures shall be eligible to serve as directors of the Company. If at any meeting of members at which an election of directors ought to take place, the place of any retiring director is not filled, he shall, if willing, continue in office until the dissolution of the annual meeting of members in the next year, and so on from year to year until his place is filled, unless it shall be determined at such meeting not to fill such vacancy.

A director shall cease to hold office as such only: (a) if he becomes of unsound mind; (b) if (unless he is not required to hold a share qualification) he has not duly qualified himself within two months of his appointment or if he ceases to hold the required number of shares to qualify him for office; (c) if he is absent from meetings of the directors for six consecutive months without leave of the board of directors, provided that the directors shall have power to grant any director leave of absence for any or an indefinite period; (d) if he dies; (e) one month or, with the permission of the directors earlier, after he has given notice in writing of his intention to resign; (f) if he shall, pursuant to the provisions of the Companies Act, be disqualified or cease to hold office or be prohibited from acting as director; (g) if he is removed from office by a resolution signed by a majority of the directors; or (h) if he is removed from office for cause by a resolution of members. For the purposes hereof, cause means the willful and continuous failure by a director to substantially perform his duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to the Company; or (i) if he is removed from office without cause by a resolution of the majority of the members of the Company, being an affirmative vote of the holders of 66 2/3 percent or more of the outstanding votes of the shares entitled to vote thereon.

Ordinary and Preferred Shares

The Company is authorized to issue two classes of shares as follows: (a) 60,000,000 shares in one series of no par value ("Ordinary Shares"); and (b)1,000,000 preference shares in one series of no par value ("Preferred Stock"). The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of shares. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue share to bearer. Our shareholders who are non-residents of the British Virgin Islands may freely hold and transfer their ordinary shares.

The board of directors of the Company is authorized to amend the Company’s memorandum and articles of association to provide for the creation from time to time of one or more classes of shares of preferred stock, and pursuant to such amendment, to establish the number of shares and series to be included in each such class, and to fix the designation, relative rights, preferences, qualifications and limitations of the shares of each such class.

The authority of the board of directors with respect to each class shall include, but not be limited to, determination of the following: (a) the number of shares and series constituting that class and the distinctive designation of that class; (b) the dividend rate on the shares of that class, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in another relation to, the dividends payable on any other class or classes of stock; (c) whether that class shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (d) whether that class shall have conversion or exchange privileges, and if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the board of directors shall determine; (e) whether or not the shares of that class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (f) whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of that class, and, if so, the terms and amounts of such sinking fund; (g) the right of the shares of that class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional stock (including additional shares of such class of any other class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Company or any subsidiary of any outstanding stock of the Company; (h) the right of the shares of that class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights shall be in preference to, or in another relation to, the comparable rights of any other class or classes of stock; and (i) any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to memorandum and articles of association and the Companies Act.

Holders of ordinary shares shall be entitled to one vote on all matters subject to a vote at general meetings of the shareholders.

Shareholder Quorum

A quorum required for a meeting of shareholders is if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares or class or series of shares entitled to vote on resolutions of members to be considered at the meeting. If a quorum be present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution of members.

Shareholder Proposals

For business to be properly brought to the annual meeting of members by a shareholder, the shareholder must have given timely written notice thereof, either by personal delivery or by prepaid registered post to the secretary of the Company at the principal executive offices of the Company. To be timely, a member’s notice must be delivered not less than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting; provided, however, that in the event that the date of the annual meeting changed by more than 30 days from such anniversary date, in order to be timely, notice by the member must be so received not later than the close of business on the tenth day following the day on which public disclosure is first made of the date of the annual meeting. Any adjournment(s) or postponement(s) of the original meeting whereby the meeting will reconvene within 30 days from original date shall be deemed, for purposes of notice, to be a continuation of the original meeting and no business may be brought before any reconvened meeting unless such timely notice of such business was given to the Secretary for the meeting as originally scheduled. A member’s notice to the Secretary shall set out as to each matter that the member wishes to be brought before the meeting of members: (i) a brief description of the business desired to be brought before the meeting; (ii) the name and address of record of the member proposing such business; (iii) the class and number of shares of the Company which are beneficially owned by such member; (iv) any material interest of such member in such business; and (v) if the member intends to solicit proxies in support of such member’s proposal, a representation to that effect.

Special Meetings

Special meetings of members (being all meetings of members which are not annual meetings) may be called only by the directors pursuant to a resolution of directors to that effect or upon the written request of members holding more than 50 percent of the votes of the outstanding voting shares in the Company.

Shareholder Approval

Resolutions of the shareholders will be approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote of (a) a simple majority of the votes of the shares entitled to vote thereon which were present at the meeting and were voted and not abstained, or (b) a simple majority of the votes of each class or series of shares which were present at the meeting and entitled to vote thereon as a class or series and were voted and not abstained and of a simple majority of the votes of the remaining shares entitled to vote thereon which were present at the meeting and were voted and not abstain;

Transfer of Shares

Our shareholders may transfer all or any of its, his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Anti-Takeover Effect

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders and the limitation on the calling of a special meeting.

DESCRIPTION OF WARRANTS WE MAY OFFER

The following description of warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the applicable warrant agreement.

We may issue warrants for the purchase of the ordinary shares. Warrants may be issued independently or together with ordinary shares and may be attached to or separate from any other offered securities. Any issuance of warrants will be governed by the terms of the applicable form of warrant and any related warrant agreement, which we will file as an exhibit to our registration statement at or before the time we issue any warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase ordinary shares may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Each warrant will entitle its holder to purchase the number of ordinary shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be paid either in cash or on a cashless exercise basis or any other means permitted by the Companies Act.

After the close of business on the expiration date, unexercised warrants will become void. We will specify the place or places where, and the manner in which, warrants may be exercised in the applicable prospectus supplement.

Prior to the exercise of any warrants to purchase ordinary shares, the holders of the warrants will not have any of the rights of holders of the ordinary shares purchasable upon exercise.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

 Sale Through Underwriters or Dealers

If underwriters are used in the sale of our securities, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters, dealers or agents would be involved. The securities may also be sold through agents, legally permitted to act as securities agents, designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Underwriter, Dealer or Agent Discounts and Commissions

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of securities, provided they are legally permitted to receive compensation for transactions in securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The maximum commission or discount to be received by any underwriter, dealer or agent will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus. In order to pay any commissions or discounts or other fees, the underwriter, dealer or agent will be required to be registered with appropriate agencies and legally permitted to receive a commission, discount or fee in connection with the sale of securities in all relevant jurisdictions.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange or in another trading medium. Any underwriters or other agents that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter or dealer may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters and dealers to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters or dealers may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

The underwriters, dealers or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters, dealers or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters, dealers or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters, dealers or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

Exchange Requirements

If the class of securities, or derivative securities based on those securities, that is being sold are listed on an exchange, the company may be required to make an application to the exchange for listing of additional securities, and the issuance may be subject to limitations set forth in the listing rules.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The material United States Federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities. Information about certain tax issues related to owning our securities is set forth in our Annual Report on Form 20-F for the fiscal year ended September 30, 2020 and incorporated by reference herein, which will be amended by subsequently filed Annual Reports on Form 20-F and any prospectus supplement that discusses such matters.

TRANSFER AGENT

The transfer agent for our ordinary shares is Continental Stock Transfer and Trust Company, 1 State Street, 30th Floor, New York, NY 10004, United States of America Tel: (212) 509-4000.

The Company’s registered office in the British Virgin Islands is Maples Corporate Service (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby, including the validity of the securities, and British Virgin Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters relating to United States law will be passed upon by Golenbock Eiseman Assor Bell & Peskoe LLP, New York, New York, United States.

EXPERTS

The consolidated financial statements of the Company, appearing in its Form 20-F Annual Report filed with the SEC on February 16, 2021, for the fiscal year ended September 30, 2018, have been audited by BDO China Shu Lun Pan Certified Public Accountants LLP and for the fiscal years ended September 30, 2019 and 2020, have been audited by B F Borgers CPA PC, each an independent registered public accounting firm, as stated in its report (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing therein. The audited consolidated financial statements are incorporated hereby by reference in reliance upon the report of such firms given upon its authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is incorporated in the British Virgin Islands. There may be perceived disadvantages for investors that accompany incorporation in the British Virgin Islands, which may include the facts that the British Virgin Islands has a less developed body of securities laws as compared to the United States providing significantly less protection to investors.

The Company Memorandum and Articles of Association do not contain provisions requiring disputes be submitted to arbitration, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders. Therefore, actions in these controversies will have to be heard in formal court forums, which may be more costly and less flexible, and laws, interpretations and precedent may or may not be consistent or available.

The Company operations is conducted and a significant portion of our assets is located outside the United States. Some of the directors and officers are nationals or residents of jurisdictions other than the United States, and some or all of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to bring an original action against us or those persons in a British Virgin Islands or other court in the event that a shareholder believes that his or her rights have been infringed under the United States federal securities laws or otherwise. It may also be difficult for a shareholder to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us and our officers and directors, some of whom are not residents of the United States and whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the British Virgin Islands would recognize or enforce judgments of United States courts against us or those persons predicated upon the civil liability provisions of the securities laws of the United States or any state. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. It is uncertain whether British Virgin Islands courts would be competent to hear original actions brought in the British Virgin Islands against us or those persons predicated upon the securities laws of the United States or any state.

The corporate affairs of the Company are governed by our Memorandum and Articles of Association and by the Companies Act and common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and the relevant company law, court procedures and other relevant regulation. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the British Virgin Islands has no securities laws as compared to the United States, and provides less protection to investors in many instances. In addition, British Virgin Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

As a result of all of the above, our shareholders may have more difficulties in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated and operating in a jurisdiction in the United States.

We have been advised that there is uncertainty as to whether the courts of the British Virgin Islands would:

(i)       recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

(ii)       entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have also been advised that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters and that a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the United States federal securities laws, would not be automatically enforceable in the British Virgin Islands. Further, we have been advised that any final and conclusive monetary judgment for a definite sum obtained against the company in United States federal or state courts would be treated by the courts of the British Virgin Islands as a cause of action in itself such that in seeking to have the courts of the British Virgin Islands recognize and enforce the foreign judgment in the form of and by means of a corresponding judgment of the British Virgin Islands court, no retrial of the issues would be necessary provided that:

(i)       the United States federal or state court had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

(ii)       the judgment given by the United States federal or state court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

(iii)       the judgment was not procured by fraud;

(iv)       recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

(v)       the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

A British Virgin Islands court may impose civil liability on us or our directors or officers in a suit brought in the courts of the British Virgin Islands against us or these persons with respect to a violation of United States federal securities laws, provided that the facts surrounding any violation constitute or give rise to a cause of action under British Virgin Islands law.

We have appointed Mr. Wei Han, 830 Morris Turnpike Short Hills, NJ 07078 as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States.